Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169355

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

SUPPLEMENT NO. 3, DATED NOVEMBER 19, 2012,

TO THE PROSPECTUS, DATED JULY 3, 2012

This prospectus supplement, or this Supplement No. 3, is part of the prospectus of American Realty Capital – Retail Centers of America, Inc., or the Company, dated July 3, 2012, or the Prospectus, as supplemented by Supplement No. 2, dated October 11, 2012, or Supplement No. 2. This Supplement No. 3 supplements, modifies or supersedes certain information contained in our Prospectus and Supplement No. 2 and should be read in conjunction with the Prospectus and Supplement No. 2. This Supplement No. 3 will be delivered with the Prospectus and Supplement No. 2. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purpose of this Supplement No. 3 is to, among other things:

•	update disclosure relating to operating information, including the status of the offering, the shares currently available for sale and the status of distributions;
•	update disclosure relating to management compensation;
•	update Appendix C-2 – Multi-Offering Subscription Agreement; and
•	attach our Quarterly Report on Form 10-Q for the period ended September 30, 2012 as Annex A.

OPERATING INFORMATION

Status of the Offering

We commenced our reasonable best efforts initial public offering of up to 150.0 million shares of common stock on March 17, 2011. On March 5, 2012, we satisfied the general escrow conditions of our public offering of common stock. On such date, we received and accepted aggregate subscriptions equal to the minimum of $2.0 million in shares of common stock, broke escrow and issued shares of common stock to American Realty Capital IV, LLC, our sponsor, which purchased $2.0 million of our shares of common stock at a purchase price of $9.00 per share. Subscriptions from residents of Tennessee, Ohio and Pennsylvania will be held in escrow until we have received aggregate subscriptions of at least $20.0 million, $20.0 million and $75.0 million, respectively.

As of November 1, 2012, we had acquired one retail power center which was 94.7% leased. As of November 1, 2012, we had total real estate investments, at cost, of $21.6 million. As of September 30, 2012, we had incurred, cumulatively to that date, $5.6 million in selling commissions, dealer manager fees and offering costs for the sale of our common stock.

We will offer shares of our common stock until March 17, 2013, unless the offering is extended in accordance with the Prospectus, provided that the offering will be terminated if all the 150.0 million shares of our common stock are sold before such date (subject to our right to reallocate shares offered pursuant to our distribution reinvestment plan, or DRIP, for sale in our primary offering).

Shares Currently Available for Sale

As of October 31, 2012, we had received aggregate gross proceeds of $5.8 million from the sale of 0.6 million shares of common stock in our public offering. As of October 31, 2012, there were 0.6 million shares of our common stock outstanding, including restricted shares and shares issued under the DRIP. As of October 31, 2012, there were approximately 149.4 million shares of our common stock available for sale, excluding shares available under our DRIP.

Status of Distributions

On September 19, 2011, our board of directors authorized, and the Company declared a distribution rate, which is calculated based on stockholders of record each day during the applicable period at a rate of $0.0017534247 per day. The distributions are payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. Distributions began to accrue on June 8, 2012, the date of our initial property acquisition. The first distribution payment of approximately $13,000 occurred on July 2, 2012.

The amount of distributions payable to our stockholders is determined by our board of directors and is dependent on a number of factors, including funds available for distribution, financial condition, capital expenditure requirements, as applicable, requirements of Maryland law and annual distribution requirements needed to qualify and maintain our status as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

During the three months ended September 30, 2012, distributions paid to common stockholders totaled $50,000, inclusive of $4,000 of distributions issued under the DRIP. Distribution payments are dependent on the availability of funds. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

The following table shows the sources for the payment of distributions to common stockholders:

	Three Months Ended
	September 30, 2012
(In thousands)		Percentage of Distributions
Distributions:
Distributions paid in cash	$46
Distributions reinvested	4
Total distributions	$50

Source of distribution coverage:
Cash flows provided by operations (1)	$46	92.0%
Proceeds from issuance of common stock	—	—
Common stock issued under the DRIP / offering proceeds	4	8.0%
Proceeds from financings	—	—
Total source of distribution coverage	$50	100.0%

Cash flows provided by operations (GAAP (2) basis)	$85
Net loss (in accordance with GAAP)	$(431)

___________________

(1)	Cash flows provided by operations for the three months ended September 30, 2012 include acquisition and transaction related expenses of $16,000.

(2)	Accounting principles generally accepted in the United States of America (“GAAP”).

The following table compares cumulative distributions paid to cumulative net loss (in accordance with GAAP) for the period from July 29, 2010 (date of inception) through September 30, 2012:

For the Period from July 29, 2010 (date of inception) to
(In thousands)	September 30, 2012
Distributions paid:
Common stockholders in cash	$46
Common stockholders pursuant to DRIP/offering proceeds	4
Total distributions paid	$50

Reconciliation of net loss:
Revenues	$630
Acquisition and transaction-related	(387)
Depreciation and amortization	(633)
Other operating expenses	(687)
Other non-operating expenses	(438)
Net loss (in accordance with GAAP) (1)	$(1,515)

_____________________

(1)	Net loss as defined by GAAP includes the non-cash impact of depreciation and amortization expense as well as costs incurred relating to acquisitions and related transactions.

Share Repurchase Program

Our share repurchase program generally requires you to hold your shares for at least one year prior to submitting them for repurchase by us. Our share repurchase program also contains numerous restrictions on your ability to sell your shares to us. During any calendar year, we may repurchase no more than 5.0% of the weighted-average number of shares outstanding during the prior calendar year. Further, the amount we spend to repurchase shares in a given quarter will be limited to the amount of proceeds we received from our DRIP in that same quarter; however, subject to the limitations described above, we may use other sources of cash at the discretion of our board of directors. We may amend, suspend or terminate our share repurchase program at any time upon not less than 30 days’ notice to our stockholders.

We first received and accepted subscriptions in this offering in March 2012. Because shares of common stock must be held for at least one year, no shares will be eligible for redemption prior to March 2013. As of September 30, 2012, we have not received any repurchase requests pursuant to the death and disability provision of our share repurchase plan.

PROSPECTUS UPDATES

Management Compensation

The section entitled “Asset Management Fees” on page 12 of the Prospectus is hereby replaced in its entirety by the following disclosure:

“Asset Management Fees	In connection with the asset management services it provides, we will pay our advisor a fee equal to 0.75% per annum of average invested assets; provided, however, that the asset management fees will be reduced by any oversight fee payable to our advisor, such that the aggregate asset management fee and oversight fee do not exceed 0.75% per annum of average invested assets. For purposes of this prospectus, “average invested assets” means, for any period, the average of the aggregate book value of our assets invested, directly or indirectly, in properties, mortgage loans and other debt financing investments and other real estate-related investments permitted under our charter secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period. This fee will be payable on the first business day of each month for the respective current month in the amount of 0.0625% of average invested assets as of such date, adjusted for appropriate closing dates for individual investments. The amount of the asset management fee will be reduced by the average quarterly amount that funds from operations, or FFO, as adjusted, during the six months ending on the last day of the calendar quarter immediately preceding the date that such asset management fee is payable, is less than the dividends declared with respect to the six month period. For purposes of this determination, FFO, as adjusted, is FFO (as defined by NAREIT), adjusted to add back (i) acquisition fees and related expenses and (ii) non-cash restricted stock grant amortization, if any. FFO as adjusted, is not the same as FFO.	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.”

The section entitled “Asset Management Fees” on page 87 of the Prospectus is hereby replaced in its entirety by the following disclosure:

“Asset Management Fees	In connection with the asset management services it provides, we will pay our advisor a fee equal to 0.75% per annum of average invested assets; provided, however, that the asset management fees will be reduced by any oversight fee payable to our advisor, such that the aggregate asset management fee and oversight fee do not exceed 0.75% per annum of average invested assets. For purposes of this prospectus, “average invested assets” means, for any period, the average of the aggregate book value of our assets invested, directly or indirectly, in properties, mortgage loans and other debt financing investments and other real estate-related investments permitted under our charter secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period. This fee will be payable on the first business day of each month for the respective current month in the amount of 0.0625% of average invested assets as of such date, adjusted for appropriate closing dates for individual investments. The amount of the asset management fee will be reduced by the average quarterly amount that funds from operations, or FFO, as adjusted, during the six months ending on the last day of the calendar quarter immediately preceding the date that such asset management fee is payable, is less than the dividends declared with respect to the six month period. For purposes of this determination, FFO, as adjusted, is FFO (as defined by NAREIT), adjusted to add back (i) acquisition fees and related expenses and (ii) non-cash restricted stock grant amortization, if any. FFO as adjusted, is not the same as FFO.(3)(5)(6)(7)(8)	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.”

Subscription Agreement

The form of multi-offering subscription agreement contained in Appendix C-2 of the Prospectus is hereby replaced with the form of multi-offering subscription agreement attached to this Supplement No. 3 as Appendix C-2. The form of multi-offering subscription agreement supersedes and replaces the form of multi-offering subscription agreement contained in the Prospectus.

Annex A

On November 13, 2012, the Company filed with the United States Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. The Quarterly Report (excluding the exhibits thereto) is attached as Annex A to this Supplement No. 3.

Arc Arc global Arct iV Daily NAV Arc-Ht nYrr retail bDcA pe-Arc uDF iV ARC Multi-Offering SubScriptiOn AgreeMent An investment in the offerings described herein cAnnot be completed until At leAst five (5) business dAys After the dAte the investor received the finAl prospectus for eAch offering. subscriptions Will be effective only upon our AcceptAnce, And We reserve the right to reJect Any subscription in Whole or in pArt. if reJected, All funds shAll be returned to subscribers Without interest And Without deduction for Any eXpenses Within ten business dAys from the dAte the subscription is reJected. investors Will receive A confirmAtion of their purchAse. investors in AlAbAmA, ArkAnsAs, mArylAnd, mAssAchusetts or tennessee (or Arc-ht investors in south cArolinA) mAy not use this multi-offering subscription Agreement to subscribe for shAres of Any offering described herein but insteAd should refer to the subscription Agreement for eAch offering. If you have any questIons, please call your regIstered representatIve or realty capItal securItIes, llc (MeMber FINrA/SIPC) at 1-877-373-2522. SubScriptiOn AgreeMent 9

C-2-1

1 please indicate which offering you wish to invest in and whether this purchase is an “initial investment” or an ”additional investment.” .. net of commission purchase (“nocp”): check this box if you are eligible for a nocp. NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details. note: Investment subject to suitability standards, see the corresponding prospectus for details. * Retail shares are sold to the public through broker dealers and are sub- ject to applicable selling commissions and dealer manager fees (see pro- spectus for details). ** Institutional shares are sold through RIAs and broker dealers that are man- aging wrap or fee-based accounts and are subject to an annual platform fee equal to 70 basis points of net asset value (see prospectus for details). investment investment Amount .. American realty capital global trust, inc. (“Arc global”) ..state in which sale was made: ______ .. Initial Investment .. additional Investment: acct# _________________ $ __________________________ ..$2,500 minimum investment .. $100 increments for additional investments .. American realty capital trust iv, inc. (“Arct iv”) ..state in which sale was made: ______ .. Initial Investment .. additional Investment: acct# _________________ $ __________________________ ..$2,500 minimum investment .. $100 increments for additional investments .. American realty capital daily net Asset value trust, inc. (“ARC Daily NAV”) ..state in which sale was made: ______ .. Initial Investment: .. Retail * (or) . Institutional ** .. additional Investment: .. Retail * (or) . Institutional ** acct# _________________ $ __________________________ ..$2,500 minimum investment .. $100 increments for additional investments .. American realty capital healthcare trust, inc. (“Arc-ht”) ..state in which sale was made: ______ .. Initial Investment .. additional Investment: acct# _________________ $ __________________________ ..$2,500 minimum investment .. $100 increments for additional investments .. American realty capital new york recovery reit, inc. (“nyrr”) ..state in which sale was made: ______ .. Initial Investment .. additional Investment: acct# _________________ $ __________________________ ..$2,500 minimum investment .. $100 increments for additional investments .. American realty capital – retail centers of America, inc. (“ARC Retail”) ..state in which sale was made: ______ .. Initial Investment .. additional Investment: acct# _________________ $ __________________________ ..$2,500 minimum investment .. $100 increments for additional investments .. business development corporation of America (“bdcA”) ..state in which sale was made: ______ .. Initial Investment .. additional Investment: acct# _________________ $ __________________________ ..$1,000 minimum investment .. phillips edison – Arc shopping center reit, inc. (“pe–Arc”) ..state in which sale was made: ______ .. Initial Investment .. additional Investment: acct# _________________ $ __________________________ ..$2,500 minimum investment .. $100 increments for additional investments .. united development funding iv (“udf iv”)‡ ..state in which sale was made: ______ ‡ Stated share price of $20 per share .. Initial Investment .. additional Investment: acct# _________________ $ __________________________ ..$2,500 minimum investment ..$1,000 minimum investment if purchased through IRA or other qualified account ..$1,000 minimum for additional investments payment Method: please indicate the method of payment: check enclosed subscription amount wired check/funding being sent by other third party payment instructions: please follow the instructions outlined below. .. for custodial held accounts, such as irAs and other qualified plans: checks should be made payable to the custodian and sent, with a completed copy of the subscription agreement, directly to the custodian who will forward them to the applicable address. .. for all other investments: .. for Arc global (except ARC Global investors in OH and PA), Arct iv, Arc daily nAv (except ARC Daily NAV investors in OH, PA and TX), Arc-ht, Arc retail (except ARC Retail investors in OH and PA), nyrr, bdcA, pe-Arc and udf iv, make checks payable to the respective offering: american realty capital global trust, Inc. (or) american realty capital trust Iv, Inc. (or) american realty capital daily net asset value trust, Inc. (or) american realty capital healthcare trust, Inc. (or) american realty capital new york recovery reIt, Inc. (or) american realty capital – retail centers of america, Inc. (or) Business development corporation of america (or) phillips edison – arc shopping center reIt, Inc. (or) united development funding Iv. .. for Arc global investors in oh and pA, make checks payable to: uMB Bank, na, escrow agent for american realty capital global trust, Inc. .. for Arc retail investors in oh and pA, make checks payable to: uMB Bank, na, escrow agent for american realty capital – retail centers of america, Inc. .. for Arc daily nAv investors in oh, pA and tX, make checks payable to: uMB Bank, na, escrow agent for american realty capital daily net asset value trust, Inc. 2 OWnerSHip importAnt: please choose one option, either within the “non-custodial ownership” column, or within the “custodial ownership” column. (1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor’s death. TOD registration is available only for owner(s)/investor(s) who is (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act. 2a. non-custodial Ownership (Non-Qualified) 2b. custodial Ownership (Qualified) .. individual – One signature required & initial. .. Joint tenants with right of survivorship – All parties must sign & initial. .. tenants in common – All parties must sign & initial. .. company or corporation or partnership – Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable. .. uniform gift/transfer to minors Act (UGMA/UTMA) – Owner and custodian signature required. state of ______ custodian for ______________________ .. estate – Personal representative signature required. name of executor: _______________________________ Include a copy of the court appointment. .. Qualified pension or profit sharing plan* – Trustee or custodian signature required. Include plan documents. name of trustee: ________________________________ .. trust – Trustee(s) signature(s) and copy of trust document or trust certificate required. .. transfer on death(1) – Must complete separate Transfer on Death Registration Form. .. other (specify) – _______________________________ Include title and signature pages. .. traditional irA* – One signature required. .. roll-over irA* – One signature required. .. roth irA* – One signature required. .. keogh plan* – One signature required. .. simplified employee pension/trust (s.e.p.)* .. Qualified pension or profit sharing plan* – Owner and custodian signature required. .. 401(k) (Only available for ARC Daily NAV) .. other (specify) – ___________________________ * Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such Investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/ Administrator and plan participants/investors is required for investment through these types of accounts. 1 please indicate which offering you wish to invest in and whether this purchase is an “initial investment” or an ”additional investment.” .. net of commission purchase (“nocp”): check this box if you are eligible for a nocp. NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details. note: Investment subject to suitability standards, see the corresponding prospectus for details. * Retail shares are sold to the public through broker dealers and are sub- ject to applicable selling commissions and dealer manager fees (see pro- spectus for details). ** Institutional shares are sold through RIAs and broker dealers that are man- aging wrap or fee-based accounts and are subject to an annual platform fee equal to 70 basis points of net asset value (see prospectus for details). investment investment Amount .. American realty capital global trust, inc. (“Arc global”) ..state in which sale was made: ______ .. Initial Investment .. additional Investment: acct# _________________ $ __________________________ ..$2,500 minimum investment .. $100 increments for additional investments .. American realty capital trust iv, inc. (“Arct iv”) ..state in which sale was made: ______ .. Initial Investment .. additional Investment: acct# _________________ $ __________________________ ..$2,500 minimum investment .. $100 increments for additional investments .. American realty capital daily net Asset value trust, inc. (“ARC Daily NAV”) ..state in which sale was made: ______ .. Initial Investment: .. Retail * (or) . Institutional ** .. additional Investment: .. Retail * (or) . Institutional ** acct# _________________ $ __________________________ ..$2,500 minimum investment .. $100 increments for additional investments .. American realty capital healthcare trust, inc. (“Arc-ht”) ..state in which sale was made: ______ .. Initial Investment .. additional Investment: acct# _________________ $ __________________________ ..$2,500 minimum investment .. $100 increments for additional investments .. American realty capital new york recovery reit, inc. (“nyrr”) ..state in which sale was made: ______ .. Initial Investment .. additional Investment: acct# _________________ $ __________________________ ..$2,500 minimum investment .. $100 increments for additional investments .. American realty capital – retail centers of America, inc. (“ARC Retail”) ..state in which sale was made: ______ .. Initial Investment .. additional Investment: acct# _________________ $ __________________________ ..$2,500 minimum investment .. $100 increments for additional investments .. business development corporation of America (“bdcA”) ..state in which sale was made: ______ .. Initial Investment .. additional Investment: acct# _________________ $ __________________________ ..$1,000 minimum investment .. phillips edison – Arc shopping center reit, inc. (“pe–Arc”) ..state in which sale was made: ______ .. Initial Investment .. additional Investment: acct# _________________ $ __________________________ ..$2,500 minimum investment .. $100 increments for additional investments .. united development funding iv (“udf iv”)‡ ..state in which sale was made: ______ ‡ Stated share price of $20 per share .. Initial Investment .. additional Investment: acct# _________________ $ __________________________ ..$2,500 minimum investment ..$1,000 minimum investment if purchased through IRA or other qualified account ..$1,000 minimum for additional investments payment Method: please indicate the method of payment: check enclosed subscription amount wired check/funding being sent by other third party payment instructions: please follow the instructions outlined below. .. for custodial held accounts, such as irAs and other qualified plans: checks should be made payable to the custodian and sent, with a completed copy of the subscription agreement, directly to the custodian who will forward them to the applicable address. .. for all other investments: .. for Arc global (except ARC Global investors in OH and PA), Arct iv, Arc daily nAv (except ARC Daily NAV investors in OH, PA and TX), Arc-ht, Arc retail (except ARC Retail investors in OH and PA), nyrr, bdcA, pe-Arc and udf iv, make checks payable to the respective offering: american realty capital global trust, Inc. (or) american realty capital trust Iv, Inc. (or) american realty capital daily net asset value trust, Inc. (or) american realty capital healthcare trust, Inc. (or) american realty capital new york recovery reIt, Inc. (or) american realty capital – retail centers of america, Inc. (or) Business development corporation of america (or) phillips edison – arc shopping center reIt, Inc. (or) united development funding Iv. .. for Arc global investors in oh and pA, make checks payable to: uMB Bank, na, escrow agent for american realty capital global trust, Inc. .. for Arc retail investors in oh and pA, make checks payable to: uMB Bank, na, escrow agent for american realty capital – retail centers of america, Inc. .. for Arc daily nAv investors in oh, pA and tX, make checks payable to: uMB Bank, na, escrow agent for american realty capital daily net asset value trust, Inc. 2 OWnerSHip importAnt: please choose one option, either within the “non-custodial ownership” column, or within the “custodial ownership” column. (1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor’s death. TOD registration is available only for owner(s)/investor(s) who is (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act. 2a. non-custodial Ownership (Non-Qualified) 2b. custodial Ownership (Qualified) .. individual – One signature required & initial. .. Joint tenants with right of survivorship – All parties must sign & initial. .. tenants in common – All parties must sign & initial. .. company or corporation or partnership – Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable. .. uniform gift/transfer to minors Act (UGMA/UTMA) – Owner and custodian signature required. state of ______ custodian for ______________________ .. estate – Personal representative signature required. name of executor: _______________________________ Include a copy of the court appointment. .. Qualified pension or profit sharing plan* – Trustee or custodian signature required. Include plan documents. name of trustee: ________________________________ .. trust – Trustee(s) signature(s) and copy of trust document or trust certificate required. .. transfer on death(1) – Must complete separate Transfer on Death Registration Form. .. other (specify) – _______________________________ Include title and signature pages. .. traditional irA* – One signature required. .. roll-over irA* – One signature required. .. roth irA* – One signature required. .. keogh plan* – One signature required. .. simplified employee pension/trust (s.e.p.)* .. Qualified pension or profit sharing plan* – Owner and custodian signature required. .. 401(k) (Only available for ARC Daily NAV) .. other (specify) – ___________________________ * Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such Investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/ Administrator and plan participants/investors is required for investment through these types of accounts.

C-2-2

3 importAnt: send all paperwork directly to the custodian. note: this section is only for accounts specified in section 2b and not for custodial accounts for Minors. custodial Ownership (Must be completed by Custodian/Trustee for accounts identified in Section 2b) name of trust or Business entity (Does not apply to IRA accounts) name of custodian or trustee Mailing address city, state, Zip Business phone custodian/trust/Business entity tax Id# account # name of custodian or other administrator 4 importAnt: Investor Information is required. investor information ..• Mr. .• Mrs. .• Ms. .• other ______ note: please provide all necessary corporate name of account owner documents, partnership date of Birth agreement, or trust social security number or taxpayer Id # powers (specified in section 2) to establish legal address (no p.o. Boxes) authority to act. city, state, Zip citizenship: Please indicate Citizenship Status (Required) ..• u.s. citizen .• resident Alien .• non-resident Alien* .• employee, Affiliate or board member note: Any and all u.s. taxpayers are required to complete W-9 form in section 6b * If non-resident alien, investor must submit the appropriate W-8 form (W-8ben, W-8eci, W-8eXp or W-8imy) in order to make an investment. (Again, if a foreign national who is, in fact, a u.s taxpayer, complete W-9 form.) employer: | .r e tire D ..• Mr. .• Mrs. .• Ms. .• other ______ name of Joint account owner or Minor entity name date of Birth social security number or taxpayer Id# If non-u.s. citizen, specify country of citizenship Mailing address (if different than legal address) city, state, Zip home phone Business phone government id: (Foreign Citizens only) Identification documents must have a reference number and photo. Please attach a photocopy. place of Birth: ____________________________________________________________________________________ City State/ProvinCe Country Immigration status: .permanent resident• ..non-permanent resident• • ..non-resident• check which type of document you are providing: ..US Driver's License .Ins permanent resident alien card .Passport with U.S. Visa ..Employment Authorization Document .Passport without U.S. Visa Bank Name (required):________________________ Account No. (required):_______________________________________________________________________________ ..Foreign national identity documents Bank Name (required):____________________________________________ Phone No. (required):_____________________________________________ Number for the document checked above and country of issuance: ______________________ cAliforniA investors: all certIfIcates representIng shares WhIch are sold In the state of calIfornIa WIll Bear the folloWIng legend condItIons: It Is unlaWful to consuMMate a sale or transfer of thIs securIty or any Interest thereIn, or to receIve any consIderatIon therefor, WIthout the prIor WrItten consent of the coMMIssIoner of corporatIons for the state of calIfornIa, eXcept as perMItted In the coMMIssIoner’s rules. Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

C-2-3

complete this section to enroll in the distribution reinvestment plan or to elect how you wish to receive your distributions.1 note: qualified accounts may not direct distributions without the custodian's approval. please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian. footnotes: 1 Distributions may be funded from borrowings, offering proceeds, or proceeds from the sale of assets, which may constitute a return of capital and significantly reduce the amount of capital available for investment by each program. Any capital returned to investors through distributions will be returned after certain fees and expenses are paid to the sponsor of this offering or its affiliates. 2 Ohio investors in ARC Global, ARCT IV, ARC Daily NAV and ARC Retail, cannot participate in the Distribution Reinvestment Plan. Other Ohio investors, and ARCT IV investors in Maine, cannot participate in the Distribution Reinvestment Plan feature that reinvests distributions into subsequent affiliated programs. 3 Each investor who elects to have distributions reinvested agrees to notify the applicable program and the broker- dealer in writing if at any time during his or her participation in the Distribution Reinvestment Plan, there is any material change in the stockholder’s financial condition or inaccuracy of any representation under the subscription agreement for such stockholder’s initial purchase of our shares. 4 I authorize American Realty Capital Global Trust, Inc., American Realty Capital Trust IV, Inc., American Realty Capital Daily Net Asset Value Trust, Inc., American Realty Capital Healthcare Trust, Inc., American Realty Capital New York Recovery REIT, Inc., American Realty Capital – Retail Centers of America, Inc., Business Development Corporation of America, Phillips Edison – ARC Shopping Center REIT Inc., United Development Funding IV or its agent, DST Systems, Inc. (as applicable, the “Issuer”) to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below. Investors’ ability to sell shares pursuant to the Share Repurchase Program is subject to numerous restrictions. The Share Repurchase Program may be suspended or terminated at ay time and individual requests for redemption may not be honored. Investors may not be able to sell their shares. Distributions AmericAn reAlty cApitAl globAl trust, inc. ..I hereby subscribe for Shares of American Realty Capital Global Trust, Inc. and elect the distribution option indicated. .. reinvest/distribution reinvestment plan 2,3 Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution. .. mail check to the address of record ..• send to custodial Account listed in section 3 .. cash/direct deposit 4 Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only) AmericAn reAlty cApitAl trust iv, inc. ..I hereby subscribe for Shares of American Realty Capital Trust IV, Inc. and elect the distribution option indicated. .. reinvest/distribution reinvestment plan 2,3 Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution. .. mail check to the address of record ..• send to custodial Account listed in section 3 .. cash/direct deposit 4 Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only) AMericAn reAlTy cApiTAl DAily neT AsseT VAlUe TrUsT, inc. ..I hereby subscribe for Shares of American Realty Capital Daily Net Asset Value Trust, Inc. and elect the distribution option indicated. .. reinvest/distribution reinvestment plan 2,3 Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution. .. mail check to the address of record ..• send to custodial Account listed in section 3 .. cash/direct deposit 4 Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only) AmericAn reAlty cApitAl heAlthcAre trust, inc. ..I hereby subscribe for Shares of American Realty Capital Healthcare Trust, Inc. and elect the distribution option indicated. .. reinvest/distribution reinvestment plan 2,3 Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution. .. mail check to the address of record ..• send to custodial Account listed in section 3 .. cash/direct deposit 4 Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only) AmericAn reAlty cApitAl neW york recovery reit, inc. ..I hereby subscribe for Shares of American Realty Capital New York Recovery REIT, Inc. and elect the distribution option indicated. .. reinvest/distribution reinvestment plan 2,3 Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution. .. mail check to the address of record ..• send to custodial Account listed in section 3 .. cash/direct deposit 4 Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only) AMericAn reAlTy cApiTAl – reTAil cenTers of AMericA, inc. ..I hereby subscribe for Shares of American Realty Capital – Retail Centers of America, Inc. and elect the distribution option indicated. .. reinvest/distribution reinvestment plan 2,3 Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution. .. mail check to the address of record ..• send to custodial Account listed in section 3 .. cash/direct deposit 4 Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only) business development corporAtion of AmericA ..I hereby subscribe for Shares of Business Development Corporation of America and elect the distribution option indicated. .. reinvest/distribution reinvestment plan 2,3 Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution. .. mail check to the address of record ..• send to custodial Account listed in section 3 .. cash/direct deposit 4 Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only) phillips edison – Arc shopping center reit, inc. ..I hereby subscribe for Shares of Phillips Edison – ARC Shopping Center REIT, Inc. and elect the distribution option indicated. .. reinvest/dividend reinvestment plan 3 Investor elects to participate in the Dividend Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution. .. mail check to the address of record ..• send to custodial Account listed in section 3 .. cash/direct deposit 4 Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only) united development funding iv ..I hereby subscribe for Shares of United Development Funding IV and elect the distribution option indicated. .. reinvest/distribution reinvestment plan 2,3 Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution. .. mail check to the address of record ..• send to custodial Account listed in section 3 .. cash/direct deposit 4 Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)

C-2-4

5a

Please complete this section if you should wish to direct distributions (non-custodial accounts) to the registered owner's checking or savings account or to a party other than the registered owner.

Name of Third Party Financial Institution __________

Mailing Address __________

City, State, Zip __________

Account # __________

Bank's ABA/Routing # __________

☐ Checking Account *(must enclose voided check)* ☐ Savings Account *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications, and signing below where indicated:

☐ American Realty Capital Global Trust, Inc. ☐ American Realty Capital Trust IV, Inc. ☐ American Realty Capital Daily Net Asset Value Trust, Inc.

☐ American Realty Capital Healthcare Trust, Inc. ☐ American Realty Capital New York Recovery REIT, Inc. ☐ American Realty Capital – Retail Centers of America, Inc.

☐ Business Development Corporation of America ☐ Phillips Edison – ARC Shopping Center REIT, Inc. ☐ United Development Funding IV

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective Web site and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

Sign below if you consent to the electronic delivery of documents including annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials. E-mail address in the section below is required. Please carefully read the following representations before consenting to receive documents electronically. By signing this box and consenting to receive documents electronically, you represent the following: (a) I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility. (b) I acknowledge that documents distributed electronically may be provided in Adobe's Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe's web site at www.adobe.com . The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications. (c) I acknowledge that I may receive at no cost from the respective offering(s) a paper copy of any documents delivered electronically by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday. (d) I acknowledge that if the e-mail notification is returned to the respective offering(s) as 'undeliverable', a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if the respective offering(s) is/are unable to obtain a valid e-mail address for me, the respective offering(s) will resume sending a paper copy of its filings by U.S. mail to my address of record. (e) I acknowledge that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday.

Owner Signature __________ Date (mm/dd/yyyy) __________

Co-Owner Signature (if applicable) __________ Date (mm/dd/yyyy) __________

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

My e-mail address is __________

Your e-mail address will be held in confidence and used only for matters relating to your investments.

6

IMPORTANT: Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

NOTE: *Investors in Alabama, Arkansas, Maryland, Massachusetts, or Tennessee (or ARC-HT Investors in South Carolina) may not use this multi-offering subscription agreement to subscribe for shares of any offering described herein but instead should refer to the subscription agreement for each offering.*

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: **(you must initial ALL appropriate representations below)**	**Owner**	**Co-Owner**
For Investors of ALL Offerings:		
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and estimate that (without regard to investment in the applicable offering) I (we) have gross income due in the current year of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or such higher suitability as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus; in the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares of any offering.		
California residents only: In addition to the suitability requirements described above, investors' maximum investment in our shares will be limited to 10% of the investor's net worth *(exclusive of home, home furnishings and automobiles)*.		
Kansas residents only: In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
Michigan residents only: A Michigan investor cannot invest more than 10% of their net worth in each Issuer.

6 Continued Subscriber Acknowledgements & Signatures (Continued) (you must initial ALL appropriate representations below) Owner co-Owner For investors of ALL Offerings (Continued): Missouri residents only: In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor’s liquid net worth shall be invested in the securities registered by us for any offering with the securities division. For American realty capital global trust, inc. (“Arc global”) investors Only: I/we have received the final prospectus of arc global at least five (5) business days prior to the date of this subscription agreement. I/we am/are purchasing shares for my/our own account. I/we acknowledge that shares are not liquid. If an affiliate of arc global, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale. Kentucky residents only: In addition to the suitability requirements described above, investors’ maximum investment in the arc global shares will be limited to 10% of the investor’s liquid net worth. Ohio, Oregon, Pennsylvania, Washington, New Jersey and New Mexico residents only: In addition to the suitability requirements described above, the investor’s maximum investment in arc global and its affiliates cannot exceed 10% of the oregon, pennsylvania, Washington, new Jersey or new Mexico resident’s net worth. an ohio investor’s aggregate investment in the arc global shares, shares of our affiliates, and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. for ohio and pennsylvania investors, arc global will not release subscriptions from escrow until it has received $20,000,000 and $75,000,000, respectively, in subscriptions. Iowa residents only: an Iowa investor’s maximum investment in arc global and its affiliates cannot exceed 10% of the Iowa resident’s liquid net worth. North Dakota residents only: north dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the arc global offering. Nebraska residents only: Investors must have either (a) a net worth of $350,000 or (b) a net worth of $100,000 and an annual income of $70,000. the investor’s maximum investment in arc global should not exceed 10% of the investor’s net worth. Maine residents only: the Maine office of securities recommends that an investor’s aggregate investment in the arc global offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. for this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. Texas residents only: an investor must have had, during the last tax year, or estimate that the investor will have during the current tax year, (a) a minimum net worth of $250,000 and a minimum annual gross income of $65,000, or (b) a minimum net worth of $500,000. the investor’s maximum investment in the arc global offering shall not exceed 10% of the investor’s liquid net worth. For American realty capital trust iV, inc. (“Arct iV”) investors Only: I/we acknowledge receipt of the final prospectus of arct Iv, not less than five (5) business days prior to the signing of this subscription agreement. I/we am/are purchasing shares for my/our own account. I/we acknowledge that shares are not liquid. If an affiliate of arct Iv, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale. Nebraska residents only: Investments must have either (a) a minimum net worth of $100,000 and an annual income of $70,000 or (b) a minimum net worth of $350,000. the investor’s maximum in investment in arct Iv and its affiliate cannot exceed 10% of the investor’s net worth. Ohio, Iowa, Oregon, Pennsylvania, Washington and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. the investor’s maximum investment in arct Iv and its affiliates cannot exceed 10% of the Iowa, oregon, pennsylvania, Washington or new Mexico resident’s net worth. a ohio investor’s aggregate investment in arct Iv shares, shares of its affiliates, and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

C-2-6

6 *Continued*

Subscriber Acknowledgements & Signatures ***(Continued)*** *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
For American Realty Capital Trust IV, Inc. ("ARCT IV") Investors Only *(Continued)*:		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARCT IV offering not to exceed 10% of the Kentucky investor's liquid net worth.		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the ARCT IV offering.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARCT IV offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
New Jersey residents only: Investors who reside in the state of New Jersey must have either (i) a liquid net worth of $100,000 and annual gross income of $85,000 or (ii) a minimum liquid net worth of $350,000. Additionally, a New Jersey investor's total investment in the ARCT IV offering and other non-traded real estate investment trusts shall not exceed 10% of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.		
Texas residents only: An investor must have had, during the last tax year, or estimate that the investor will have during the current tax year, either (a) minimum annual gross income of $100,000 and a minimum net worth of $100,000, or (b) minimum net worth of $250,000; net worth shall be exclusive of home, home furnishings and automobiles.		
For American Realty Capital Daily Net Asset Value Trust, Inc. ("ARC Daily NAV") Investors Only:		
I/we acknowledge receipt of the final Prospectus of ARC Daily NAV, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC Daily NAV, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC Daily NAV offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Ohio, Iowa, Oregon, Pennsylvania, Washington and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC Daily NAV and its affiliates cannot exceed 10% of the Iowa, Oregon, Pennsylvania, Washington or New Mexico resident's net worth. An Ohio investor's aggregate investment in ARC Daily NAV shares, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles *minus* total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. We will not release any Pennsylvania investor proceeds for subscriptions from escrow until ARC Daily NAV has received an aggregate of $75,000,000 in subscriptions. For Ohio investors, we will not release subscriptions from escrow until ARC Daily NAV has received $20,000,000 in subscriptions.		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the ARC Daily NAV offering.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investor's maximum investment in ARC Daily NAV and its affiliates should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings)*.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC Daily NAV offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Texas residents only: An investor must have had, during the last tax year, or estimate that the investor will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000. The investor's maximum investment in the ARC Daily NAV offering shall not exceed 10% of the investor's liquid net worth. For Texas investors, ARC Daily NAV may not release subscriptions from escrow until it has raised at least $10 million in other jurisdictions.

6 Continued Subscriber Acknowledgements & Signatures (Continued) (you must initial ALL appropriate representations below) Owner co-Owner For American realty capital Healthcare trust, inc. (“Arc-Ht”) investors Only: I/we acknowledge receipt of the final prospectus of arc-ht, not less than five (5) business days prior to the signing of this subscription agreement. I/we am/are purchasing shares for my/our own account. I/we acknowledge that shares are not liquid. If an affiliate of arc-ht, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale. Nebraska residents only: Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 (exclusive of home, auto and home furnishings) and an annual income of $70,000. the investor’s maximum investment in arc-ht should not exceed 10% of the investor’s net worth (exclusive of home, auto and home furnishings). Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. the investor’s maximum investment in arc-ht and its affiliates cannot exceed 10% of the Iowa, oregon, pennsylvania or Washington resident’s net worth. an ohio investor’s aggregate investment in arc-ht shares, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the arc-ht offering not to exceed 10% of the Kentucky investor’s liquid net worth. California residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $120,000, with the investor’s maximum investment in arc-ht shares not to exceed 10% of the investor’s net worth (exclusive of home, home furnishings and automobile). North Dakota residents only: north dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the arc-ht offering. Maine residents only: the Maine office of securities recommends that an investor’s aggregate investment in the arc-ht offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. for this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. For American realty capital new York recovery reit, inc. (“nYrr”) investors Only: I/we acknowledge receipt of the final prospectus of nyrr, not less than five (5) business days prior to the signing of this subscription agreement. I/we am/are purchasing shares for my/our own account. I/we acknowledge that shares are not liquid. If an affiliate of nyrr, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale. Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the nyrr offering not to exceed 10% of the Kentucky investor’s liquid net worth. Ohio, Iowa, Oregon, Pennsylvania, Washington and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. the investor’s maximum investment in nyrr and its affiliates cannot exceed 10% of the ohio, Iowa, oregon, pennsylvania, Washington or new Mexico resident’s net worth. an ohio investor’s aggregate investment in our shares, shares of our affiliates, and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. ‘‘liquid net worth’’ is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. Nebraska residents only: Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 (exclusive of home, auto and home furnishings) and an annual income of $70,000. the investors’ maximum investment in nyrr should not exceed 10% of the investor’s net worth (exclusive of home, auto and home furnishings).

C-2-8

6 *Continued*

Subscriber Acknowledgements & Signatures ***(Continued)*** *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
For American Realty Capital New York Recovery REIT, Inc. ("NYRR") Investors Only *(Continued)***:**		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the NYRR offering.		

For American Realty Capital – Retail Centers of America ("ARC Retail") Investors Only:		
I/we acknowledge receipt of the final Prospectus of ARC Retail, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC Retail, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC Retail offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Ohio, Iowa, Oregon, Pennsylvania, Washington and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC Retail and its affiliates cannot exceed 10% of the Iowa, Oregon, Pennsylvania, Washington or New Mexico resident's net worth. An Ohio investor's aggregate investment in ARC Retail shares, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles *minus* total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. We will not release any Pennsylvania investor proceeds for subscriptions from escrow until ARC Retail has received an aggregate of $75,000,000 in subscriptions. We will not release proceeds from Ohio investors until we have raised an aggregate of $20,000,000 in subscriptions.		
Nebraska residents only: Investments must have either (a) a minimum net worth of $100,000 and an annual income of $70,000 or (b) a minimum net worth of $350,000. The investor's maximum in investment in ARC Retail and its affiliates cannot exceed 10% of the investor's net worth.		
Mississippi residents only: In addition to the suitability standards above, shares will only be sold to Mississippi residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in ARC Retail and other similar offerings.		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the ARC Retail offering.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC Retail offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		

For Business Development Corporation of America ("BDCA") Investors Only:		
I/we acknowledge receipt of the final Prospectus of BDCA, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of BDCA, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Arizona residents only: The term of the BDCA offering shall be effective for a period of one year with the ability to renew for additional periods of one year.		
Iowa, Kentucky and New Jersey residents only: Investors must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Iowa investor's total investment in BDCA shall not exceed 10% of his or her net worth.		
Oregon residents only: In addition to the general suitability requirements described above, the investor's maximum investment in BDCA shares and shares of its affiliates shall not exceed 10% of his or her net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the BDCA offering and other similar offerings not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
For Business Development Corporation of America ("BDCA") Investors Only *(Continued)*:		
Nebraska residents only: Nebraska investors must meet the following suitability standards: (i) either (a) an annual gross income of at least $100,000 and a net worth of at least $350,000, or (b) a net worth of at least $500,000; and (ii) investor will not invest more than 10% of their net worth in BDCA. For such investors, net worth should not include the value of one's home, home furnishings or automobiles.		
Idaho residents only: Investors who reside in the state of Idaho must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Idaho investor's total investment in BDCA shall not exceed 10% of his or her liquid net worth. (The calculation of liquid net worth shall include only cash plus cash equivalents. Cash equivalents include assets which may be convertible to cash within one year)		
North Dakota residents only: BDCA shares will only be sold to residents of North Dakota representing that their investment will not exceed 10% of his or her net worth and that they meet one of the established suitability standards.		
Texas residents only: Investors who reside in the state of Texas must have either (i) a minimum of $100,000 annual gross income and a liquid net worth of $100,000; or (ii) a liquid net worth of $250,000 irrespective of gross annual income. Additionally, a Texas investor's total investment in BDCA shall not exceed 10% of his or her liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings and automobiles.		
Oklahoma residents only: Purchases by Oklahoma investors in BDCA should not exceed 10% of their net worth *(excluding home, home furnishings and automobiles)*.		
North Carolina residents only: Investors who reside in the state of North Carolina must have either (i) a minimum liquid net worth of $85,000 and minimum annual gross income of $85,000 or (ii) a minimum liquid net worth of $300,000.		
Ohio residents only: In addition to the suitability standards above, the state of Ohio requires that each Ohio investor will limit his or her investment in BDCA common stock to a maximum of 10% of his or her net worth.		
New Mexico residents only: In addition to the suitability standards above, the state of New Mexico requires that an investment by an New Mexico resident in BDCA, its affiliates and in other non-traded business development companies will not exceed 10% of the investor's net worth.		

For Phillips Edison – ARC Shopping Center REIT, Inc. ("PE-ARC") Investors Only:		
Acknowledges receipt, not less than five (5) business days prior to the signing of this Subscription Agreement, of the final Prospectus of PE-ARC.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of PE-ARC, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 *(exclusive of home, auto and home furnishings)* or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investors' maximum investment in PE-ARC should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings)*.		
Maine, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in PE-ARC and its affiliates cannot exceed 10% of the Maine, Ohio, Iowa, Oregon, Pennsylvania or Washington resident's net worth.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the PE-ARC offering not to exceed 10% of the Kentucky investor's liquid net worth.		
New Mexico residents only: Investors must have a liquid net worth of at least 10 times the amount of their investment in PE-ARC.		

For United Development Funding IV ("UDF IV") Investors Only:		
I/we have received the final prospectus of UDF IV, not less than five (5) business days prior to the signing of this Subscription Agreement, and I/we accept the terms and conditions of the declaration of trust and bylaws of UDF IV.		
I/we am/are purchasing shares for my/our own account and I/we acknowledge that the shares are not liquid and there is no public market for this investment.		
I/we am/are not an Unacceptable Investor, as such term is defined in the prospectus under "Suitability Standards - Restrictions Imposed by the USA PATRIOT Act and Related Acts."

6 Continued

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For United Development Funding IV ("UDF IV") Investors Only *(Continued)*:		
California residents only: I/We have, excluding the value of my/our home, furnishings and automobiles, (a) a gross annual income of at least $70,000 and a net worth of at least $100,000, or (b) a net worth of at least $250,000.		
Iowa residents only: This investment, when added to my/our investments in similar programs, does not exceed 10% of my/our liquid net worth.		
Oregon and Pennsylvania residents only: This investment does not exceed 10% of my/our liquid net worth.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor's liquid net worth.		

WE INTEND TO ASSERT THE FOREGOING REPRESENTATION AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS THEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE SUBSCRIBER HEREBY DECLARES THE INFORMATION SUPPLIED ABOVE IS TRUE AND CORRECT AND MAY BE RELIED UPON BY EACH ISSUER IN CONNECTION WITH THE SUBSCRIBER'S INVESTMENT IN SUCH ISSUER.

THE SUBSCRIBER DOES NOT WAIVE ANY RIGHTS IT MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS SUBSCRIPTION AGREEMENT. A SALE OF SHARES MAY NOT BE COMPLETED UNTIL THE SUBSCRIBER HAS BEEN IN RECEIPT OF THE FINAL PROSPECTUS FOR EACH OFFERING (AT LEAST FIVE BUSINESS DAYS).

THE SUBSCRIBER WILL NOT BE ADMITTED AS A SHAREHOLDER OF THE APPLICABLE ISSUER UNTIL THIS SUBSCRIPTION AGREEMENT HAS BEEN ACCEPTED BY SUCH ISSUER. SUCH ISSUER MAY REJECT ANY SUBSCRIPTION, IN WHOLE OR IN PART, IN ITS SOLE DISCRETION, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. SUBSCRIPTIONS WILL BE ACCEPTED OR REJECTED WITHIN 30 DAYS OF THEIR RECEIPT. EACH ISSUER WILL ACCEPT GROUPS OF SUBSCRIPTIONS ON AN ORDERLY BASIS NO LESS FREQUENTLY THAN MONTHLY, SUBJECT TO THE TERMS OF THE APPLICABLE CURRENT PROSPECTUS. IF AN ISSUER REJECTS THE SUBSCRIBER'S SUBSCRIPTION, THE PURCHASE PRICE WILL BE RETURNED TO THE SUBSCRIBER WITHIN 10 BUSINESS DAYS AFTER THE REJECTION OF THE SUBSCRIPTION. IF THE SUBSCRIBER'S SUBSCRIPTION IS ACCEPTED, THE SUBSCRIBER WILL BE SENT A CONFIRMATION OF ITS PURCHASE AFTER THE SUBSCRIBER HAS BEEN ADMITTED AS A SHAREHOLDER.

Subscriber Signature(s)

6a

IMPORTANT: The investor must go to Section 6b and complete the Substitute W-9 form in its entirety in order for the Subscription Agreement to be considered valid for review.*

☐ Automatic Purchase Plan: Check this box if you wish to participate in the Automatic Purchase Plan ("APP"). A separate form is required to be completed to participate in APP. Be advised that APP may not be available with all programs and is not available for BDCA or UDF IV (or ARCT IV investors in Kansas).

SIGNATURE OF OWNER AND CO-OWNER *(ALL INVESTORS MUST SIGN)*

If the investor signing below is acquiring the shares through an IRA or will otherwise beneficially hold the shares through a Custodian or Trustee, the investor authorizes the Investment Program(s) indicated in Section 1 to receive (on behalf of the investor) authorization for the investor to act as proxy for the Custodian or Trustee. This authorization coupled with the Custodian or Trustee authorization below is intended to permit the investor to vote his or her shares even though the investor is not the record holder of the shares.

Owner Signature ________________________________ Date (mm/dd/yyyy) ____________

Co-Owner Signature (if applicable) ________________________________ Date (mm/dd/yyyy) ____________

FOR AUTHORIZED REPRESENTATIVE OF CUSTODIAN USE ONLY

Signature of Custodian(s) or Trustee(s): By signing this Subscription Agreement, the Custodian authorizes the investor to vote the number of shares of the Investment Program(s) indicated in Section 1 that are beneficially owned by the investor as reflected on the records of each said offering as of the applicable record date at any meeting of the shareholders of each said offering. This authorization shall remain in place until revoked in writing by the Custodian. The Investment Program(s) indicated in Section 1 are hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

Authorized Signature (Custodian or Trustee) ________________________________ Date (mm/dd/yyyy) ____________

* *Your ability to sell shares pursuant to the Share Repurchase Program is severely restricted. The Share Repurchase Program may be suspended or terminated at any time, and redemption requests may be rejected for any reason. You may not be able to sell your shares.*

6 6 b Substitute Form W-9 ALL u.S. taxpayer Must Sign SUBSTITUTE FORM W-9 (form W-9 (rev. 10-2007) certification to prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current tIn (or the tIn of any other payee) and certain other information by completing the form below, certifying that the tIn provided on substitute form W-9 is correct (or that such investor is awaiting a tIn), that the investor is a u.s. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the Irs that the investor is subject to backup withholding as a result of failure to report all interests or dividends or (iii) the Irs has notified the investor that the investor is no longer subject to backup withholding. If a tIn is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a tIn is provided and if a tIn is not provided within 60 days, such withheld amounts will be paid over to the Irs. exempt tin. check here if investor is an exempt payee. . under penalties of perjury, I certify that: 1. the number shown on this form is my correct taxpayer identification number, and 2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal revenue service (Irs) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the Irs has notified me that I am no longer subject to backup withholding, and 3. I am a u.s. citizen or other u.s. person (including a u.s. resident alien). certification instructions. you must cross out item 2 above if you have been notified by the Irs that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. the Internal revenue service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. Signature of Investor Print Name Date Signature of Joint Owner, if applicable Print Name Date guidelines for certification of taxpayer identification number (“tin”) on 6 6 b Continued Substitute Form W-9 What number to give the requester. - social security numbers (‘‘ssn’’) have nine digits separated by two hyphens: i.e., 000-00-0000. employer identification numbers (‘‘eIn’’) have nine digits separated by only one hyphen: i.e., 00-0000000. the table below will help determine the number to give the payer. all ‘‘section’’ references are to the Internal revenue code of 1986, as amended. ‘‘Irs’’ means the Internal revenue service. For this type of account: give the SSn of: 1. an individual’s account the individual 2. two or more individuals (Joint account) the actual owner of the account or, if combined funds, the first individual on the account (1) 3. custodian account of a minor (uniform gift to Minors act) the minor (2) 4. (a) the usual revocable savings trust account (grantor also is trustee) the grantor-trustee (1) (b) so-called trust account that is not a legal or valid trust under state law the actual owner (1) 5. sole proprietorship or single-owner llc the owner (3) For this type of account: given the ein of: 6. sole proprietorship or single-owner llc 7. a valid trust, estate, or pension trust 8. corporate or llc electing corporate status on form 8832 9. association, club, religious, charitable, educational, or other tax-exempt organization 10. partnership or multi-member llc 11. account with the department of agriculture in the name of a public entity (such as a state or local government, school district or prison) that receives agricultural program payments 12. a broker or registered nominee the owner (3) the legal entity (4) the corporation the organization the partnership or llc the public entity the broker or nominee

C-2-12

guidelines for certification of taxpayer identification number (“tin”) on 6 6 b Continued Substitute Form W-9 (Continued) (1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has a SSN, that person’s number must be furnished. (2) Circle the minor’s name and furnish the minor’s SSN. (3) You must show your individual name and you also may enter your business or ‘‘DBA’’ name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN. (4) List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed. Obtaining a number If you do not have a tIn, apply for one immediately. to apply for an ssn, get form ss-5, application for a social security card, from your local social security administration office or get this form online at www.socialsecurity.gov/online/ss-5.pdf. you also may get this form by calling 1-800-772-1213. use form W-7, application for Irs Individual taxpayer Identification number, to apply for an ItIn, or form ss-4, application for employer Identification number, to apply for an eIn. you can apply for an eIn online by accessing the Irs website at www.irs.gov/businesses and clicking on employer Id numbers under related topics. you can get forms W-7 and ss-4 from the Irs by visiting www.irs.gov or by calling 1-800-taX-forM (1-800-829-3676). payees exempt from backup Withholding Backup withholding is not required on any payments made to the following payees: • an organization exempt from tax under section 501(a), an individual retirement account (‘‘Ira’’), or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f )(2). • the united states or any of its agencies or instrumentalities. • a state, the district of columbia, a possession of the united states, or any of their political subdivisions or instrumentalities. • a foreign government or any of its political subdivisions, agencies or instrumentalities. • an international organization or any of its agencies or instrumentalities. Other payees that may be exempt from backup withholding include: • a corporation. • a foreign central bank of issue. • a dealer in securities or commodities required to register in the united states, the district of columbia, or a possession of the united states. • a futures commission merchant registered with the commodity futures trading commission. • a real estate investment trust. • an entity registered at all times during the tax year under the Investment company act of 1940. • a common trust fund operated by a bank under section 584(a). • a financial institution. • a middleman known in the investment community as a nominee or custodian. • a trust exempt from tax under section 664 or described in section 4947. exempt payees should complete a Substitute Form W-9 to avoid possible erroneous backup withholding. Check the ‘‘Exempt TIN’’ box in the attached Substitute Form W-9, sign and date the form and return it to the payer. Foreign payees who are not subject to backup withholding should complete an appropriate Form W-8 and return it to the payer. privacy Act notice section 6109 requires you to provide your correct tIn to persons who must file information returns with the Irs to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an Ira, or archer Msa or hsa. the Irs uses the numbers for identification purposes and to help verify the accuracy of your tax return. the Irs also may provide this information to the department of Justice for civil and criminal litigation, and to cities, states, the district of columbia and u.s. possessions to carry out their tax laws. the Irs also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. you must provide your tIn whether or not you are required to file a tax return. payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a tIn to a payer. certain penalties also may apply. penalties • Failure to Furnish TIN. If you fail to furnish your correct tIn to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect. • Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty. • Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment. • Misuse of TINs. If the requester discloses or uses taxpayer identification numbers in violation of federal law, the payer may be subject to civil and criminal penalties. FOr ADDitiOnAL inFOrMAtiOn cOntAct YOur tAX cOnSuLtAnt Or tHe irS.

C-2-13

riA submission: check this box to indicate whether submission is made through a registered Investment advisor (rIa) in its capacity as the rIa and not in its capacity as a registered representative, if applicable, whose agreement with the subscriber includes a fixed or “wrap” fee feature for advisory and related brokerage services. If an owner or principal or any member of the rIa firm is a fInra licensed registered representative affiliated with a broker-dealer, the transaction should be completed through that broker- dealer, not through the rIa. Financial Advisor, registered investment Advisor & registered representative the financial advisor, registered Investment advisor or the authorized representative (the “advisor”) must sign below to complete order. the undersigned broker-dealer or advisor warrants that it is a duly licensed broker-dealer (or non- commission based financial advisor) and may lawfully offer the shares in the state designated as the investor’s address or the state in which the sale is to be made, if different. the broker-dealer or advisor warrants that he or she has (a) reasonable grounds to believe this investment is suitable for the investor as defined by rule 2310 of the fInra rules, (b) informed the investor of all aspects of liquidity and marketability of this investment as required by rule 2310 of the fInra rules, (c) delivered the prospectus to the investor the requisite number of days prior to the date that the investor will deliver this subscription agreement to the issuer as specified under the laws of the investor’s state of residence, (d) verified the identity of the investor through appropriate methods and will retain proof of such verification process as required by applicable law, and (e) verified that the investor and the registered owner do not appear on the office of foreign assets control list of foreign nations, organizations and individuals subject to economic and trade sanctions. Broker/dealer or rIa firm address or p.o. Box Mailing address city, state, Zip Business phone # (required) fax phone # e-mail address registered representative(s) or advisor(s) [I.a.] name(s) (required) representative # registered representative or advisor [I.a.] address or p.o. Box city, state, Zip Business phone # (required) fax phone # e-mail address If a registered associate of a fInra member firm, I hereby certify that I hold a series 7 or series 62 fInra license and I am registered in the following state in which this sale was completed. If a registered Investment advisor, I certify that I am properly licensed and I am registered in the following state in which this sale was completed. state (required) signature(s) of registered representative(s) or advisor(s) (required) date signature of Broker/dealer or rIa (If required by Broker/dealer) date t

C-2-14

8 importAnt: please note that there are state- specific mailing addresses for the following offerings: arc global, arc daily nav and arc retail. for non-custodial Accounts: please mail a completed original subscription agreement along with a check and the appropriate documents outlined in sections 1 and 2 of this agreement, to the appropriate address as outlined to the right. for custodial Accounts: please mail a completed original subscription agreement directly to the custodian, along with your check and the appropriate documents outlined in sections 1 and 2 of this agreement. For regular Mail For Overnight Deliveries American realty capital global trust, inc. c/o dst systems, Inc. 430 W. 7th street, Kansas city, Mo 64105-1407 American realty capital global trust, inc. c/o dst systems, Inc. 430 W. 7th street, Kansas city, Mo 64105-1407 American realty capital trust iv, inc. c/o dst systems, Inc. 430 W. 7th street, Kansas city, Mo 64105-1407 American realty capital trust iv, inc. c/o dst systems, Inc. 430 W. 7th street, Kansas city, Mo 64105-1407 American realty capital daily net Asset value trust, inc. c/o dst systems, Inc. 430 W. 7th street, Kansas city, Mo 64105-1407 American realty capital daily net Asset value trust, inc. c/o dst systems, Inc. 430 W. 7th street, Kansas city, Mo 64105-1407 American realty capital healthcare trust, inc. c/o dst systems, Inc. 430 W. 7th street, Kansas city, Mo 64105-1407 American realty capital healthcare trust, inc. c/o dst systems, Inc. 430 W. 7th street, Kansas city, Mo 64105-1407 American realty capital new york recovery reit, inc. c/o dst systems, Inc 430 W. 7th street, Kansas city, Mo 64105-1407 American realty capital new york recovery reit, inc. c/o dst systems, Inc 430 W. 7th street, Kansas city, Mo 64105-1407 American realty capital – retail centers of America, inc. c/o dst systems, Inc 430 W. 7th street, Kansas city, Mo 64105-1407 American realty capital – retail centers of America, inc. c/o dst systems, Inc 430 W. 7th street, Kansas city, Mo 64105-1407 business development corporation of America c/o dst systems, Inc 430 W. 7th street, Kansas city, Mo 64105-1407 business development corporation of America c/o dst systems, Inc 430 W. 7th street, Kansas city, Mo 64105-1407 phillips edison–Arc shopping center reit, inc. c/o dst systems, Inc 430 W. 7th street, Kansas city, Mo 64105-1407 phillips edison–Arc shopping center reit, inc. c/o dst systems, Inc 430 W. 7th street, Kansas city, Mo 64105-1407 united development funding iv c/o dst systems, Inc p.o. Box 219096, Kansas city, Mo 64121-9096 united development funding iv c/o dst systems, Inc 430 W. 7th street, Kansas city, Mo 64105-1407 State-Specific Mailing Address Differences for Arc global, Arc Daily nAV and Arc retail: .. for Arc global and Arc retail in oh and pA, mail to: American Realty Capital Global Trust, Inc. c/o Realty Capital Securities, LLC 3 Copley Place, Suite 3300, Boston, MA 02116 American Realty Capital – Retail Centers of America, Inc. c/o Realty Capital Securities, LLC 3 Copley Place, Suite 3300, Boston, MA 02116 .. for Arc daily nAv investors in oh, pA and tX, mail to: American Realty Capital Daily Net Asset Trust, Inc. c/o Realty Capital Securities, LLC 3 Copley Place, Suite 3300, Boston, MA 02116 FOr cOMpAnY uSe OnLY: amount date check/Wire# account # registered representative # firm # custodian Id# transfer agent reviewer

C-2-15

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2012

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________ to __________

Commission file number: 333-169355

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

Maryland	27-3279039
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

405 Park Ave., 15th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 415-6500
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant submitted electronically and posted on its corporate Web Site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). ☐ Yes ☒ No

The number of outstanding shares of the registrant’s common stock on October 31, 2012 was 623,129 shares.

AMERICAN REALTY CAPITAL — RETAIL CENTERS OF AMERICA, INC.

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements.

AMERICAN REALTY CAPITAL — RETAIL CENTERS OF AMERICA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$2,887	$—
Buildings, fixtures and improvements	17,084	—
Acquired intangible lease assets	2,115	—
Total real estate investments, at cost	22,086	—
Less: accumulated depreciation and amortization	(653)	—
Total real estate investments, net	21,433	—
Cash	1,023	—
Restricted cash	176	—
Prepaid expenses and other assets	276	36
Deferred costs, net	269	—
Total assets	$23,177	$36

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Mortgage note payable	$16,200	$—
Note payable	3,000	—
Below-market lease liabilities, net	494	—
Accounts payable and accrued expenses	6,186	3,755
Deferred rent and other liabilities	42	—
Distributions payable	25	—
Total liabilities	25,947	3,755
Preferred stock, $0.01 par value, 50,0000,000 authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 476,750 and 33,056 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	5	—
Additional paid-in capital	(1,185)	(3,406)
Accumulated deficit	(1,590)	(313)
Total stockholders’ deficit	(2,770)	(3,719)
Total liabilities and stockholders’ deficit	$23,177	$36

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Rental income	$409	$—	$499	$—
Operating expense reimbursements	109	—	131	—
Total revenue	518	—	630	—
Operating expenses:
Property operating	115	—	142	—
Operating fees to affiliate	—	—	—	—
Acquisition and transaction related	16	—	387	—
General and administrative	14	89	232	204
Depreciation and amortization	455	—	633	—
Total operating expenses	600	89	1,394	204
Operating loss	(82)	(89)	(764)	(204)
Interest expense	(349)	—	(438)	—
Net loss	$(431)	$(89)	$(1,202)	$(204)
Comprehensive loss	$(431)	$(89)	$(1,202)	$(204)
Basic and diluted weighted average shares outstanding	369,628	20,000	248,967	20,000
Basic and diluted net loss per share	$(1.17)	NM	$(4.83)	NM

______________________

NM - not meaningful

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

CONSOLIDATED STATEMENT CHANGES IN STOCKHOLDERS' DEFICIT

For the Nine Months Ended September 30, 2012

(In thousands, except for share data)

(Unaudited)

	Common Stock
	Number of Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Deficit
Balance, December 31, 2011	33,056	$—	$(3,406)	$(313)	$(3,719)
Issuance of common stock	434,234	5	4,096	—	4,101
Common stock offering costs, commissions and dealer manager fees	—	—	(1,892)	—	(1,892)
Common stock issued through distribution reinvestment plan	460	—	4	—	4
Share-based compensation, net of forfeitures	9,000	—	—	—	—
Amortization of restricted stock	—	—	13	—	13
Distributions declared	—	—	—	(75)	(75)
Net loss	—	—	—	(1,202)	(1,202)
Balance, September 30, 2012	476,750	$5	$(1,185)	$(1,590)	$(2,770)

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(1,202)	$(204)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	375	—
Amortization of intangibles	258	—
Amortization of deferred financing costs	75	—
Accretion of below-market lease liabilities and amortization of above-market lease assets, net	10	—
Share based compensation	13	10
Changes in assets and liabilities:
Prepaid expenses and other assets	(240)	(20)
Accounts payable and accrued expenses	252	80
Deferred rent and other liabilities	42	—
Net cash used in operating activities	(417)	(134)
Cash flows from investing activities:
Investment in real estate and other assets	(5,198)	—
Net cash used in investing activities	(5,198)	—
Cash flows from financing activities:
Proceeds from note payable	3,000	—
Payments of deferred financing costs	(314)	—
Proceeds from issuance of common stock	4,101	—
Payments of offering costs and fees related to stock issuances	(643)	(1,005)
Distributions paid	(46)	—
Advances from affiliate, net	716	1,138
Restricted cash	(176)	—
Net cash provided by financing activities	6,638	133
Net change in cash	1,023	(1)
Cash, beginning of period	—	1
Cash, end of period	$1,023	$—

Supplemental Disclosures:
Cash paid for interest	$273	$—

Non-Cash Investing and Financing Activities:
Mortgage notes payable used to acquire investments in real estate	16,200	—
Common stock issued through distribution reinvestment plan	4	—
Accrued offering costs	3,331	1,556

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012

(Unaudited)

Note 1 — Organization

American Realty Capital — Retail Centers of America, Inc. (the “Company”), incorporated on July 29, 2010, is a Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes for the taxable year ending December 31, 2012. On March 17, 2011, the Company commenced its initial public offering (the “IPO”) on a “reasonable best efforts” basis of up to 150.0 million shares of common stock, $0.01 par value per share, at a price of $10.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11 (File No. 333-169355) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The Registration Statement also covers up to 25.0 million shares available pursuant to a distribution reinvestment plan (the “DRIP”) under which the Company's common stockholders may elect to have their distributions reinvested in additional shares of our common stock at a price initially equal to $9.50 per share, which is 95% of the offering price of the IPO.

On March 5, 2012, the Company raised proceeds sufficient to break escrow in connection with its IPO. At September 30, 2012, the Company had 0.5 million shares of common stock outstanding, including unvested restricted shares and shares issued pursuant to the DRIP, and had received total proceeds from these issuances of $4.4 million. As of September 30, 2012, the aggregate value of all issuances and subscriptions of common stock outstanding was $4.6 million based on a per share value of $10.00 (or $9.50 for shares issued under the DRIP).

The Company was formed to primarily acquire existing anchored, stabilized core retail properties, including power centers, lifestyle centers, large formatted centers with a grocery store component (with a purchase price in excess of $20.0 million) and other need-based shopping centers which are located in the United States and at least 80% leased at the time of acquisition. All such properties may be acquired and operated by the Company alone or jointly with another party. The Company may also originate or acquire first mortgage loans secured by real estate. The Company purchased its first property and commenced active operations in June 2012. As of September 30, 2012, the Company owned one property with a purchase price of $21.6 million, comprising 105,970 square feet which was 94.7% leased.

Substantially all of the Company’s business is conducted through American Realty Capital Retail Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. American Realty Capital Retail Advisor, LLC (the “Advisor”) is the Company’s affiliated advisor. The Company is the sole general partner and holds substantially all the units of limited partner interests in the OP ("OP units"). The Advisor holds 202 units of limited partner interest in the OP, which represents a nominal percentage of the aggregate OP ownership. The holder of OP units has the right to convert OP units for the cash value of a corresponding number of shares of common stock or, at the option of the OP, a corresponding number of shares of common stock of the Company, as allowed by the limited partnership agreement of the OP. The remaining rights of the holders of the OP units are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

The Company does not have any paid employees. The Company has retained the Advisor to manage its affairs on a day-to-day basis. The Advisor has entered into a service agreement with an independent third party, Lincoln Retail REIT Services, LLC, a Delaware limited liability company (the “Service Provider”), pursuant to which the Service Provider has agreed to provide, subject to the Advisor’s oversight, real estate-related services, including locating investments, negotiating financing, and providing property-level asset management services, property management services, leasing and construction oversight services, as needed, and disposition services. Realty Capital Securities, LLC (the “Dealer Manager”), an affiliate of the Company's sponsor, American Realty Capital IV, LLC (the "Sponsor"), serves as the dealer manager of the IPO. The Advisor and Dealer Manager are related parties and will receive compensation and fees for services related to the IPO and for the investment and management of the Company’s assets. The Advisor and Dealer Manager will receive compensation and fees during the offering, acquisition, operational and liquidation stages. The Advisor will pay to the Service Provider a substantial portion of the fees payable to the Advisor for the performance of these real estate-related services.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012

(Unaudited)

Note 2 — Summary of Significant Accounting Policies

The accompanying consolidated financial statements of the Company included herein were prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to this Quarterly Report on Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The information furnished includes all adjustments and accruals of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods. All intercompany accounts and transactions have been eliminated in consolidation. The results of operations for the three and nine months ended September 30, 2012 are not necessarily indicative of the results for the entire year or any subsequent interim period.

These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto as of, and for the year ended December 31, 2011, which are included in the Company's Annual Report on Form 10-K filed with the SEC on February 21, 2012.

There have been no significant changes to Company's significant accounting policies during the nine months ended September 30, 2012 other than the updates described below.

Development Stage Company

On March 5, 2012, the Company raised proceeds sufficient to break escrow in connection with its IPO. The Company received and accepted aggregate subscriptions in excess of the minimum $2.0 million and issued shares of common stock to its initial investors who were admitted as stockholders. The Company purchased its first property and commenced operations on June 8, 2012, and as of such date was no longer considered to be a development stage company.

Recently Issued Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board ("FASB") issued guidance that expands the existing disclosure requirements for fair value measurements, primarily for Level 3 measurements, which are measurements based on unobservable inputs such as the Company's own data. This guidance is largely consistent with current fair value measurement principles with few exceptions that do not result in a change in general practice. The guidance was applied prospectively and was effective for interim and annual reporting periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on the Company's financial position or results of operations as the guidance relates only to disclosure requirements.

In June 2011, the FASB issued guidance requiring entities to present items of net income and other comprehensive income either in one continuous statement - referred to as the statement of comprehensive income - or in two separate, but consecutive, statements of net income and other comprehensive income. The new guidance does not change which components of comprehensive income are recognized in net income or other comprehensive income, or when an item of other comprehensive income must be reclassified to net income. In December 2011, the FASB deferred certain provisions of this guidance related to the presentation of certain reclassification adjustments out of accumulated other comprehensive income, by component in both the statement and the statement where the reclassification is presented. This guidance was applied prospectively and was effective for interim and annual periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on the Company's financial position or results of operations but changed the location of the presentation of other comprehensive income to more closely associate the disclosure with net income.

In September 2011, the FASB issued guidance that allows entities to perform a qualitative analysis as the first step in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If it is determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then a quantitative analysis for impairment is not required. The guidance was effective for interim and annual impairment tests for fiscal periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on the Company's financial position or results of operations.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012

(Unaudited)

In December 2011, the FASB issued guidance regarding disclosures about offsetting assets and liabilities, which requires entities to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The guidance is effective for fiscal years and interim periods beginning on or after January 1, 2013 with retrospective application for all comparative periods presented. The adoption of this guidance, which is related to disclosure only, is not expected to have a material impact on the Company's financial position or results of operations.

In July 2012, the FASB issued revised guidance intended to simplify how an entity tests indefinite-lived intangible assets for impairment. The amendments will allow an entity first to assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. An entity will no longer be required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative test unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments are effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The Company does not expect the adoption to have a material impact on the Company’s financial position or results of operations.

Note 3 — Real Estate Investments

The following table presents the allocation of the assets acquired and liabilities assumed during the nine months ended September 30, 2012. There were no assets acquired or liabilities assumed during the nine months ended September 30, 2011.

Nine Months Ended
(Dollar amounts in thousands)	September 30, 2012
Real estate investments, at cost:
Land	$2,887
Buildings, fixtures and improvements	17,084
Total tangible assets	19,971
Acquired intangibles:
In-place leases	1,916
Above-market lease assets	199
Below market lease liabilities	(504)
Total assets acquired, net	21,582
Mortgage notes payable used to acquire real estate investments	(16,200)
Other liabilities assumed	(184)
Cash paid for acquired real estate investments	$5,198
Number of properties purchased	1

The Company acquires and operates retail properties. All such properties may be acquired and operated by the Company alone or jointly with another party. Buildings, fixtures and improvements include $17.1 million, comprised of $11.8 million, $1.0 million and $3.6 million, assigned to buildings, fixtures and land improvements, respectively, which is based upon a cost segregation analysis on such assets prepared by an independent third party specialist, as well as $0.7 million of tenant improvements.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012

(Unaudited)

The Company's portfolio of real estate properties is comprised of the following property as of September 30, 2012:

Portfolio	Acquisition Date	Number of Properties	Square Feet	Occupancy	Remaining Lease Term (1)	Annualized Net Operating Income (2)	Base Purchase Price (3)	Capitalization Rate (4)	Annualized Rental Income (5) per Square Foot
						(In thousands)	(In thousands)
Liberty Crossing	Jun. 2012	1	105,970	94.7%	4.2	$1,544	$21,582	7.2%	$15.73

_____________________

(1)	Remaining lease term in years as of September 30, 2012, calculated on a weighted-average basis.

(2)	Annualized net operating income for the three months ended September 30, 2012, or since acquisition date, for the property portfolio. Net operating income is rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses.

(3)	Contract purchase price, excluding acquisition related costs.

(4)	Annualized net operating income divided by base purchase price.

(5)	Annualized rental income as of September 30, 2012 for the in-place leases in the property portfolio on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

The following table presents pro forma information as if the acquisition during the nine months ended September 30, 2012 and September 30, 2011, had been consummated on January 1, 2011:

	Nine Months Ended September 30,
(In thousands)	2012	2011
Pro forma revenues	$1,513	$1,513
Pro forma net loss	$(1,571)	$(1,885)

The following table presents future minimum base rent cash payments due to the Company subsequent to September 30, 2012. These amounts exclude contingent rent payments, as applicable, that may be collected from certain tenants based on provisions related to sales thresholds and increases in annual rent based on exceeding certain economic indexes among other items.

(In thousands)	Future Minimum Base Rent Payments
October 1, 2012 — December 31, 2012	$406
2013	1,352
2014	1,106
2015	1,101
2016	1,080
Thereafter	1,952
$6,997

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012

(Unaudited)

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all portfolio properties on a straight-line basis as of September 30, 2012:

Tenant	September 30, 2012
Ross Dress for Less, Inc.	18.1%
PetSmart, Inc.	15.6%

The termination, delinquency or non-renewal of leases by one or more of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of September 30, 2012.

The following table lists the states where the Company has concentrations of properties where annualized rental income on a straight-line basis represented greater than 10% of consolidated annualized rental income as of September 30, 2012:

State	September 30, 2012
Texas	100.0%

The Company owned properties in no other state that in total represented more than 10% of the annualized rental income on a straight-line basis as of September 30, 2012.

Note 4 — Note Payable

In June 2012, the Company entered into an unsecured $3.0 million note payable with an unaffiliated third party. The note payable bears interest at a fixed rate of 8.0% per annum and matures in June 2013. The note payable contains two one-year extension options and requires monthly interest payments only with the principal balance due at maturity. The note payable may be prepaid from time to time and at any time, in whole or in part. The Company is also required to pay an exit fee equal to 1% of the original loan amount upon final payment of the note payable. As of September 30, 2012, there was $3.0 million outstanding on the note payable. The Company did not have any note payable outstanding at December 31, 2011.

The Company's sources of financing generally contain financial covenants, including restrictions on corporate guarantees, the maintenance of certain financial ratios (such as specified debt to equity and debt service coverage ratios) as well as the maintenance of minimum net worth.

Note 5 — Mortgage Note Payable

The Company's mortgage note payable as of September 30, 2012 consists of the following. The Company did not have any mortgage notes payable outstanding as of December 31, 2011.

	Encumbered	Outstanding Loan Amount as of	Effective
Portfolio	Properties	September 30, 2012	Interest Rate	Interest Rate	Maturity
		(In thousands)
Liberty Crossing	1	$16,200	5.58%	Variable	Dec. 2013

The mortgage note payable bears interest at (i) the greater of (A) 0.5%, or (B) one-month LIBOR with respect to Eurodollar rate loans, plus (ii) a margin of 5.0%. The mortgage note payable requires monthly interest-only payments through June 2013. Commencing July 2013, principal and interest will be due monthly through maturity in December 2013.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012

(Unaudited)

The following table summarizes the scheduled aggregate principal payments for the Company's mortgage note payable subsequent to September 30, 2012.

(In thousands)	Future Principal Payments
October 1, 2012 — December 31, 2012	$—
2013	16,200
2014	—
2015	—
2016	—
Thereafter	—
$16,200

The Company's sources of recourse financing generally contain financial covenants, including restrictions on corporate guarantees, the maintenance of certain financial ratios (such as specified debt to equity and debt service coverage ratios) as well as the maintenance of minimum net worth. As of September 30, 2012, the Company was in compliance with all the financial covenants under the mortgage note payable agreement.

Note 6 — Fair Value of Financial Instruments

The Company determines fair value based on quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. This alternative approach also reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The guidance defines three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

Level 3 — Unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company evaluates its hierarchy disclosures each quarter and depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects that changes in classifications between levels will be rare.

The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate that value. The fair value of short-term financial instruments such as cash and cash equivalents, restricted cash, other receivables, accounts payable and distributions payable approximates their carrying value on the consolidated balance sheets due to their short-term nature.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012

(Unaudited)

The fair values of the Company’s remaining financial instruments that are not reported at fair value on the consolidated balance sheets are reported below. The Company did not have any mortgage notes payable or notes payable outstanding as of December 31, 2011.

		Carrying Amount at	Fair Value at
(In thousands)	Level	September 30, 2012	September 30, 2012
Mortgage note payable	3	$16,200	$16,200
Note payable	3	$3,000	$3,000

The fair value of the note payable is obtained by calculating the present value at current market rates. The interest rate of the mortgage note payable is determined by variable market rates and the Company's leverage ratio, and has terms commensurate with market; as such, the outstanding balance on the mortgage note payable approximates fair value.

Note 7 — Common Stock

As of September 30, 2012, and December 31, 2011, the Company had 0.5 million and 33,056 shares of common stock outstanding, including unvested restricted shares and shares issued pursuant to the DRIP, and had received total gross proceeds of $4.4 million and $0.2 million, respectively.

On September 19, 2011, the Company's board of directors authorized, and the Company declared, a distribution, which is calculated based on stockholders of record each day during the applicable period at a rate of $0.0017534247 per day. The distributions began to accrue on June 8, 2012, the date of the Company's initial property acquisition. The distributions are payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. The board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

Note 8 — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.

Note 9 — Related Party Transactions and Arrangements

The Sponsor and American Realty Capital Retail Special Limited Partnership, LLC, an entity wholly owned by the Sponsor, owned 242,222 and 20,000 shares of the Company’s outstanding common stock as of September 30, 2012 and December 31, 2011, respectively. The Advisor and its affiliates may incur and pay costs and fees on behalf of the Company. All offering costs incurred by the Company or its affiliated entities on behalf of the Company are reflected in the accompanying consolidated balance sheets in additional paid-in capital. As of September 30, 2012 and December 31, 2011, the Company had $2.4 million and $1.6 million, respectively, payable to affiliated entities primarily related to funding the payment of third party professional fees and offering costs included in accounts payable and accrued expenses on the accompanying consolidated balance sheets.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012

(Unaudited)

Fees Paid in Connection with the IPO

The Dealer Manager receives fees and compensation in connection with the sale of the Company’s common stock in the IPO. The Dealer Manager receives a selling commission of up to 7.0% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. In addition, the Dealer Manager receives up to 3.0% of the gross proceeds from the sale of common stock, before reallowance to participating broker-dealers, as a dealer-manager fee. The Dealer Manager may reallow its dealer-manager fee to such participating broker-dealers, based on such factors as the volume of shares sold by respective participating broker-dealers and marketing support incurred as compared to those of other participating broker-dealers. The Company incurred total commissions and dealer manager fees from the Dealer Manager of $0.1 million and $0.2 million for the three and nine months ended September 30, 2012, respectively. There were no such fees incurred during the three and nine months ended September 30, 2011.

The Advisor and its affiliates receive compensation and reimbursement for services relating to the IPO. All offering costs incurred by the Company or its affiliated entities on behalf of the Company are charged to additional paid-in capital on the accompanying consolidated balance sheets. The following table details offering costs reimbursements from the Advisor and Dealer Manager during the three and nine months ended September 30, 2012 and 2011:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2012	2011	2012	2011
Fees and expense reimbursements incurred from the Advisor and Dealer Manager	$398	$406	$1,210	$1,151

The Company is responsible for offering and related costs from the IPO, excluding commissions and dealer manager fees, up to a maximum of 1.5% of gross proceeds received from the IPO, measured at the end of the IPO. Offering costs in excess of the 1.5% cap as of the end of the IPO are the Advisor's responsibility. As of September 30, 2012, offering and related costs exceeded 1.5% of gross proceeds received from the IPO by $5.3 million. The Advisor elected to cap cumulative offering costs incurred by the Company, net of unpaid amounts, to 15% of gross common stock proceeds during the IPO offering period. As of September 30, 2012, cumulative offering costs were $5.6 million. Cumulative offering costs, net of unpaid amounts, were less than the 15% threshold as of September 30, 2012.

The Company had accrued expenses payable to the Advisor and Dealer Manager of $3.1 million and $1.9 million as of September 30, 2012, and December 31, 2011, respectively, for services related to the IPO and offering and other cost reimbursements paid on behalf of the Company.

Fees Paid in Connection With the Operations of the Company

The Advisor receives an acquisition fee of 1.0% of the contract purchase price of each acquired property and is reimbursed for acquisition costs incurred in the process of acquiring properties, which is expected to be approximately 0.5% of the contract purchase price. In no event will the total of all acquisition and acquisition expenses (including any finance coordination fee) payable with respect to a particular investment exceed 4.5% of the contract purchase price. Once the proceeds from the IPO have been fully invested, the aggregate amount of acquisition fees and financing coordination fees (as described below) shall not exceed 1.5% of the contract purchase price and the amount advanced for a loan or other investment, as applicable, for all the assets acquired.

If the Advisor provides services in connection with the origination or refinancing of any debt that the Company obtains and uses to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company will pay the Advisor a financing coordination fee equal to 1.0% of the amount available and/or outstanding under such financing, subject to certain limitations.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012

(Unaudited)

The Company pays the Advisor an annual fee of up to 0.75% of average invested assets to provide asset management services. Average invested assets is defined as the average of the aggregate book value of assets invested, directly or indirectly, in properties, mortgage loans and other debt financing investments and other real estate-related investments secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves. However, the asset management fee shall be reduced by any amounts payable to the Advisor as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of average invested assets. Such asset management fee shall be payable, at the discretion of the Company’s board, in cash, common stock or restricted stock grants, or any combination thereof. In addition, on a prospective basis, the Company’s board of directors, subject to the Advisor’s approval, may elect to issue performance based restricted shares in lieu of cash for any then unpaid amount of the asset management fee, in an amount not to exceed the limit for the asset management fee set forth in the advisory agreement. The asset management fee will be reduced to the extent that the Company’s funds from operations, as adjusted, during the six months ending on the last calendar quarter immediately preceding the date the asset management fee is payable is less than the distributions declared with respect to such six month period.

In connection with property management and leasing services, unless the Company contracts with a third party, the Company will pay to an affiliate of the Advisor a property management fee of 2% of gross revenues from the Company’s stand-alone single-tenant net leased properties and 4% of gross revenues from all other types of properties, respectively. The Company will also reimburse the affiliate for property level expenses. If the Company contracts directly with third parties for such services, the Company will pay them customary market fees and will pay the Advisor an oversight fee of up to 1.0% of the gross revenues of the property managed.

In connection with any construction, renovation or tenant finish-out on any property, the Company will pay the Advisor 6.0% of the hard costs of the construction, renovation and/or tenant finish-out, as applicable. No such fees were incurred during the three and nine months ended September 30, 2012 or 2011.

The following table details amounts incurred and amounts contractually due and forgiven in connection with the operations related services described above for the three and nine months ended September 30, 2012. No such fees were incurred or forgiven during the three and nine months ended September 30, 2011.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012		2012
(In thousands)	Incurred	Forgiven (1)	Incurred	Forgiven (1)
One-time fees:
Acquisition fees and related cost reimbursements	$—	$—	$324	$—
Financing coordination fees	—	—	162	—
Other expense reimbursements	—	—	—	—
Ongoing fees:
Asset management fees	—	—	—	8
Property management and leasing fees	—	5	—	6
Total related party operation fees and reimbursements	$—	$5	$486	$14

_________________________________

(1)	These fees have been waived. The Company's board of directors may elect, subject to the Advisor's approval, on a prospective basis, to pay asset management fees in the form of performance-based restricted shares of common stock.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012

(Unaudited)

The Company will reimburse the Advisor’s costs of providing services related to the Company, subject to the limitation that it will not reimburse the Advisor for any amount by which the Company's operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (a) 2% of average invested assets, and (b) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non cash reserves and excluding any gain from the sale of assets for that period. Additionally, the Company will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees or real estate commissions. No reimbursements were incurred from the Advisor for providing services during the three and nine months ended September 30, 2012 or 2011.

In order to improve operating cash flows and the ability to pay distributions from operating cash flows, the Advisor may waive certain fees including asset management and property management fees. Because the Advisor may waive certain fees, cash flow from operations that would have been paid to the Advisor may be available to pay distributions to stockholders. The fees that may be forgiven are not deferrals and accordingly, will not be paid to the Advisor. In certain instances, to improve the Company’s working capital, the Advisor may elect to absorb a portion of the Company’s general and administrative costs or property operating expenses. The Advisor absorbed $0.1 million of expenses during the three and nine months ended September 30, 2012, which were recorded as offsets to property operating and general and administrative expense on the consolidated statement of operations. There were no expenses absorbed during the three and nine months ended September 30, 2011.

As the Company acquires properties and its real estate portfolio matures, the Company expects cash flows from operations (reported in accordance with GAAP) to cover a significant portion of distributions and over time to cover the entire distribution. As the cash flows from operations become more significant, the Advisor may discontinue its practice of forgiving fees and may charge the full fee owed to it in accordance with the Company’s agreements with the Advisor.

Fees Paid in Connection with the Liquidation or Listing of the Company’s Real Estate Assets

The Company will pay a brokerage commission on the sale of property, not to exceed the lesser of 2% of the contract sale price of the property and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and competitive real estate commission, in each case, payable to the Advisor if the Advisor or its affiliates, as determined by a majority of the independent directors, provided a substantial amount of services in connection with the sale. No such fees were incurred during the three and nine months ended September 30, 2012 or 2011.

If the Company is not simultaneously listed on an exchange, the Company will pay a subordinated participation in the net sales proceeds of the sale of real estate assets of 15% of remaining net sale proceeds after return of capital contributions to investors plus payment to investors of a 7% cumulative, pre-tax non-compounded return on the capital contributed by investors. The Company cannot assure that it will provide this 7% return but the Advisor will not be entitled to the subordinated participation in net sale proceeds unless the Company’s investors have received a 7% cumulative non-compounded return on their capital contributions. No such amounts were incurred during the three and nine months ended September 30, 2012 or 2011.

The Company will pay a subordinated incentive listing distribution of 15%, payable in the form of a non-interest bearing promissory note, of the amount by which the adjusted market value of real estate assets plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 7% cumulative, pre-tax non-compounded annual return to investors. The Company cannot assure that it will provide this 7% return but the Advisor will not be entitled to the subordinated incentive listing distribution unless investors have received a 7% cumulative, pre-tax non-compounded return on their capital contributions. No such amounts were incurred during the three and nine months ended September 30, 2012 or 2011.

Neither the Advisor nor any of its affiliates can earn both the subordination participation in the net proceeds and the subordinated listing distribution.

Upon termination or non-renewal of the advisory agreement, the Advisor will receive distributions from the OP payable in the form of a non-interest bearing promissory note. In addition, the Advisor may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012

(Unaudited)

Note 10 — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Note 11 — Share-Based Compensation

Stock Option Plan

The Company has a stock option plan (the “Plan”) which authorizes the grant of nonqualified stock options to the Company’s independent directors, officers, advisors, consultants and other personnel, subject to the absolute discretion of the board of directors and the applicable limitations of the Plan. The exercise price for all stock options granted under the Plan will be fixed at $10.00 per share until the termination of the IPO, and thereafter the exercise price for stock options granted to the independent directors will be equal to the fair market value of a share on the last business day preceding the annual meeting of stockholders. A total of 0.5 million shares have been authorized and reserved for issuance under the Plan. As of September 30, 2012 and December 31, 2011, no stock options were issued under the Plan.

Restricted Share Plan

The Company has an employee and director incentive restricted share plan (the “RSP”), which provides for the automatic grant of 3,000 restricted shares of common stock to each of the independent directors, without any further action by the Company’s board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholder’s meeting. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum. The RSP provides the Company with the ability to grant awards of restricted shares to the Company’s directors, officers and employees (if the Company ever has employees), employees of the Advisor and its affiliates, employees of entities that provide services to the Company, directors of the Advisor or of entities that provide services to the Company, certain consultants to the Company and the Advisor and its affiliates or to entities that provide services to the Company. The total number of shares of common stock granted under the RSP shall not exceed 5.0% of the Company’s authorized shares of common stock pursuant to the IPO and in any event will not exceed 7.5 million shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).

Restricted share awards entitle the recipient to receive shares of common stock from the Company under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in shares of common stock shall be subject to the same restrictions as the underlying restricted shares. The following table reflects restricted share award activity for the nine months ended September 30, 2012:

	Number of Shares of Common Stock	Weighted-Average Issue Price
Unvested, December 31, 2011	9,000	$10.00
Granted	12,000	9.25
Vested	(1,200)	10.00
Forfeitures	(3,000)	10.00
Unvested, September 30, 2012	16,800	$9.46

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012

(Unaudited)

Adjusted for the timing of board member resignations, compensation expense related to restricted stock was approximately $9,000 and $13,000 during the three and nine months ended September 30, 2012, respectively. Compensation expense related to restricted stock was approximately $5,000 and $10,000 for the three and nine months ended September 30, 2011, respectively.

Note 12 — Net Loss Per Share

The following is a summary of the basic and diluted net loss per share computation for the three and nine months ended September 30, 2012 and 2011:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2012	2011	2012	2011
Net loss	$(431)	$(89)	$(1,202)	$(204)
Weighted average shares of common stock outstanding	369,628	20,000	248,967	20,000
Net loss per share, basic and diluted	$(1.17)	NM	$(4.83)	NM

________________

NM - not meaningful

As of September 30, 2012 and 2011, the Company had 16,800 and 9,000 shares of unvested restricted stock outstanding, respectively, which were excluded from the calculation of diluted net loss per share as the effect would have been antidilutive.

Note 13 — Subsequent Events

The Company has evaluated subsequent events through the filing of this Quarterly Report on Form 10-Q, and determined that there have not been any events that have occurred that would require adjustments to disclosures in the consolidated financial statements except for the following transactions:

Sales of Common Stock

As of October 31, 2012, the Company had 623,129 shares of common stock outstanding, including unvested restricted shares and shares issued under the DRIP. As of October 31, 2012, the aggregate value of all share issuances was $6.1 million based on a per share value of $10.00 (or $9.50 for shares issued under the DRIP).

Total capital, including shares issued under the DRIP, net of common stock repurchases, raised to date is as follows:

Source of Capital (in thousands)	Inception to September 30, 2012	October 1 to October 31, 2012	Total
Shares of common stock	$4,350	$1,490	$5,840

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with the accompanying financial statements of American Realty Capital — Retail Centers of America, Inc. and the notes thereto. As used herein, the terms the "Company," "we," "our" and "us" refer to American Realty Capital — Retail Centers of America, Inc, a Maryland corporation, and, as required by context, to American Realty Capital Retail Operating Partnership, L.P., a Delaware limited partnership, which we refer to as the "OP," and to their subsidiaries. American Realty Capital — Retail Centers of America, Inc. is externally managed by American Realty Capital Retail Advisor, LLC (our “Advisor”), a Delaware limited liability company.

Forward-Looking Statements

Certain statements included in this Quarterly Report on Form 10-Q are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:

•	We and our Advisor have a limited operating history and our Advisor has limited experience operating a public company. This inexperience makes our future performance difficult to predict.

•	All of our executive officers are also officers, managers and/or holders of a direct or indirect controlling interest in our Advisor, our dealer manager, Realty Capital Securities, LLC (the “Dealer Manager”), and other American Realty Capital affiliated entities. As a result, our executive officers, our Advisor and its affiliates face conflicts of interest, including significant conflicts created by our Advisor’s compensation arrangements with us and other investors advised by American Realty Capital affiliates and conflicts in allocating time among these investors and us. These conflicts could result in unanticipated actions.

•	Lincoln Retail REIT Services, LLC, a Delaware limited liability company (the “Service Provider”), and its affiliates may have conflicts of interests in determining which investment opportunities to recommend to our Advisor for presentation to us and to other programs for which they may provide these services.

•	The Service Provider and its affiliates will have to allocate their time between providing services to our Advisor and other real estate programs and other activities in which they are presently involved or may be involved in the future.

•	Because investment opportunities that are suitable for us may also be suitable for other American Realty Capital- advised programs or investors, our Advisor and its affiliates face conflicts of interest relating to the purchase of properties and other investments and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could reduce the investment return to our stockholders.

•	No public market currently exists, or may ever exist, for shares of our common stock and our shares are, and may continue to be, illiquid.

•	If we and our Advisor are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay distributions.

•	Our initial public offering of common stock (the “IPO”), which commenced on March 17, 2011, is a blind pool offering and you may not have the opportunity to evaluate our investments before you make your purchase of our common stock, thus making your investment more speculative.

•	If we raise substantially less than the maximum offering in our IPO, we may not be able to invest in a diversified portfolio of real estate assets and the value of an investment in us may vary more widely with the performance of specific assets.

•	We may be unable to pay or maintain cash distributions or increase distributions over time.

•	We are obligated to pay substantial fees to our Advisor and its affiliates.

•	We will depend on tenants for our revenue and, accordingly, our revenue is dependent upon the success and economic viability of our tenants.

•	Increases in interest rates could increase the amount of our debt payments and limit our ability to pay distributions to our stockholders.

•	We may not generate cash flows sufficient to pay our distributions to stockholders, as such we may be forced to borrow at higher rates or depend on our Advisor to waive reimbursement of certain expenses and fees to fund our operations.

•	We are subject to risks associated with the significant dislocations and liquidity disruptions currently occurring in the credit markets of the United States of America.

•	We may fail to qualify, or continue to qualify, to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

•	We may be deemed to be an investment company under the Investment Company Act of 1940, as amended, and thus subject to regulation under the Investment Company Act of 1940, as amended.

•	We currently only own one property.

Overview

We are a Maryland corporation incorporated on July 29, 2010, that intends to qualify as a REIT for the taxable year ending December 31, 2012. On March 17, 2011, we commenced our IPO on a “reasonable best efforts” basis of up to 150.0 million shares of common stock, $0.01 par value per share, at a price of $10.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11 (File No. 333-169355) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The Registration Statement also covers up to 25.0 million shares available pursuant to a distribution reinvestment plan (the “DRIP”) under which our common stockholders may elect to have their distributions reinvested in additional shares of our common stock at a price initially equal to $9.50 per share, which is 95% of the offering price of the IPO.

On March 5, 2012, we raised proceeds sufficient to break escrow in connection with our IPO. At September 30, 2012, we had 0.5 million shares of common stock outstanding, including unvested restricted shares and shares issued pursuant to the DRIP, and had received total proceeds from these issuances of $4.4 million. As of September 30, 2012, the aggregate value of issuances and subscriptions of common stock outstanding was $4.6 million based on a per share value of $10.00 (or $9.50 for shares issued under the DRIP).

We were formed to primarily acquire existing anchored, stabilized core retail properties, including power centers, lifestyle centers, large formatted centers with a grocery store component (with a purchase price in excess of $20.0 million) and other need-based shopping centers which are located in the United States and at least 80% leased at the time of acquisition. All such properties may be acquired and operated by us alone or jointly with another party. We may also originate or acquire first mortgage loans secured by real estate. The Company purchased its first property and commenced active operations in June 2012. As of September 30, 2012, the Company owned one property with a purchase price of $21.6 million, comprising 105,970 square feet, which was 94.7% leased.

Substantially all of our business is conducted through the OP. The Advisor is our affiliated advisor. We are the sole general partner and hold substantially all of the units of limited partner interests in the OP ("OP units"). The Advisor holds 202 units of limited partner interest in the OP, which represents a nominal percentage of the aggregate OP ownership. The holder of OP units has the right to convert OP units for the cash value of a corresponding number of shares of common stock or, at the option of the OP, a corresponding number of shares of our common stock, as allowed by the limited partnership agreement of the OP. The remaining rights of the holders of the OP units are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

We do not have any paid employees. We have retained the Advisor to manage our affairs on a day-to-day basis. The Advisor has entered into a service agreement with an independent third party, the Service Provider, pursuant to which the Service Provider has agreed to provide, subject to the Advisor’s oversight, real estate-related services, including locating investments, negotiating financing, and providing property-level asset management services, property management services, leasing and construction oversight services, as needed, and disposition services. The Dealer Manager, an affiliate of our sponsor, American Realty Capital IV, LLC (the "Sponsor"), serves as the dealer manager of our IPO. The Advisor and Dealer Manager are related parties and will receive compensation and fees for services related to the IPO and for the investment and management of our assets. The Advisor and Dealer Manager will receive fees during the offering, acquisition, operational and liquidation stages. The Advisor will pay to the Service Provider a substantial portion of the fees payable to the Advisor for the performance of these real estate-related services.

Significant Accounting Estimates and Critical Accounting Policies

Set forth below is a summary of the significant accounting estimates and critical accounting policies that management believes are important to the preparation of our financial statements. Certain of our accounting estimates are particularly important for an understanding of our financial position and results of operations and require the application of significant judgment by our management. As a result, these estimates are subject to a degree of uncertainty. These significant accounting estimates and critical accounting policies include:

Offering and Related Costs

Offering and related costs include all expenses incurred in connection with our IPO. Offering costs (other than selling commissions and the dealer manager fees) include costs that may be paid by the Advisor, the Dealer Manager or their affiliates on our behalf. These costs include but are not limited to (i) legal, accounting, printing, mailing, and filing fees; (ii) escrow service related fees; (iii) reimbursement of the Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for a portion of the costs of its employees and other costs in connection with preparing supplemental sales materials and related offering activities. We are obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs paid by them on our behalf, provided that the Advisor is obligated to reimburse us to the extent organization and offering costs (excluding selling commissions and the dealer manager fee) incurred by us in our IPO exceed 1.5% of gross offering proceeds. As a result, these costs are only our liability to the extent aggregate selling commissions, the dealer manager fee and other organization and offering costs do not exceed 11.5% of the gross proceeds determined at the end of the offering.

Revenue Recognition

Certain properties may have leases where minimum rent payments increase during the term of the lease. We record rental revenue for the full term of each lease on a straight-line basis. When we acquire a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Cost recoveries from tenants are included in tenant reimbursement income in the period the related costs are incurred, as applicable.

Our revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many leases provide for rental increases at specified intervals, straight-line basis accounting requires us to record a receivable, and include in revenues, unbilled rent receivables that we only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. We defer the revenue related to lease payments received from tenants in advance of their due dates.

We review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located, as applicable. In the event that the collectability of a receivable is in doubt, we record an increase in the allowance for uncollectible accounts or record a direct write-off of the receivable in the statement of operations.

Real Estate Investments

We record acquired real estate at cost and make assessments as to the useful lives of depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives. Depreciation is computed using the straight-line method over the estimated useful lives of forty years for buildings, fifteen years for land improvements, five years for building fixtures and improvements and the lesser of the useful life or remaining lease term for acquired intangible lease assets and tenant improvements.

Impairment of Long Lived Assets

Operations related to properties that have been sold or properties that are intended to be sold are presented as discontinued operations in the statement of operations for all periods presented, and properties intended to be sold are designated as “held for sale” on the balance sheet.

When circumstances indicate the carrying value of a property may not be recoverable, we review the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property or properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Allocation of Purchase Price of Acquired Assets

We allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, buildings, fixtures and tenant and land improvements on an as-if vacant basis. We utilize various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, buildings, improvements and fixtures are based on cost segregation studies performed by independent third-parties or our analysis of comparable properties in our portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by us in our analysis of in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period. We also estimate costs to execute a similar lease including leasing commissions, legal and other related expenses.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place lease and management’s estimate of fair market lease rates for the corresponding in-place lease, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values are amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, we initially consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangible assets related to customer relationship, as applicable, is measured based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant. Characteristics considered by us in determining these values include the nature and extent of our existing business relationship with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective lease. The value of customer relationship intangibles, as applicable, is amortized to expense over the initial term and any renewal periods in the respective lease, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of a building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of its pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Derivative Instruments

We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions.

We will record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain risks, even though hedge accounting does not apply or we elect not to apply hedge accounting.

Recently Issued Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board ("FASB") issued guidance that expands the existing disclosure requirements for fair value measurements, primarily for Level 3 measurements, which are measurements based on unobservable inputs such as our own data. This guidance is largely consistent with current fair value measurement principles with few exceptions that do not result in a change in general practice. The guidance was applied prospectively and was effective for interim and annual reporting periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on our financial position or results of operations as the guidance relates only to disclosure requirements.

In June 2011, the FASB issued guidance requiring entities to present items of net income and other comprehensive income either in one continuous statement - referred to as the statement of comprehensive income - or in two separate, but consecutive, statements of net income and other comprehensive income. The new guidance does not change which components of comprehensive income are recognized in net income or other comprehensive income, or when an item of other comprehensive income must be reclassified to net income. In December 2011, the FASB deferred certain provisions of this guidance related to the presentation of certain reclassification adjustments out of accumulated other comprehensive income, by component in both the statement and the statement where the reclassification is presented. This guidance was applied prospectively and was effective for interim and annual periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on our financial position or results of operations but changed the location of the presentation of other comprehensive income to more closely associate the disclosure with net income.

In September 2011, the FASB issued guidance that allows entities to perform a qualitative analysis as the first step in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If it is determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then a quantitative analysis for impairment is not required. The guidance was effective for interim and annual impairment tests for fiscal periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on our financial position or results of operations.

In December 2011, the FASB issued guidance regarding disclosures about offsetting assets and liabilities, which requires entities to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The guidance is effective for fiscal years and interim periods beginning on or after January 1, 2013 with retrospective application for all comparative periods presented. The adoption of this guidance, which is related to disclosure only, is not expected to have a material impact on our financial position or results of operations.

In July 2012, the FASB issued revised guidance intended to simplify how an entity tests indefinite-lived intangible assets for impairment. The amendments will allow an entity first to assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. An entity will no longer be required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative test unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments are effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. We do not expect the adoption to have a material impact on our financial position or results of operations.

Results of Operations

We purchased our first property and commenced our real estate operations in June 2012. As of September 30, 2012, we owned one property with a purchase price of $21.6 million, comprising of 105,970 square feet, which was 94.7% leased. As of September 30, 2011, we did not own any properties. Accordingly, our results of operations for the three and nine months ended September 30, 2012 as compared to the three and nine months ended September 30, 2011 reflect significant increases in most categories.

Comparison of the Three Months Ended September 30, 2012 to Three Months Ended September 30, 2011

Rental Income

Rental income for the three months ended September 30, 2012 was $0.4 million. Rental income was driven by our acquisition of one property for a purchase price of $21.6 million, representing 105,970 square feet, which was 94.7% leased as of September 30, 2012, with an annualized rental income per square foot of $15.73. We did not own any properties and therefore, had no rental income during the three months ended September 30, 2011.

Operating Expense Reimbursements

Operating expense reimbursements were approximately $0.1 million for the three months ended September 30, 2012. Pursuant to many of our lease agreements, tenants are required to pay their pro rata share of property operating expenses, in addition to base rent. We did not own any properties and therefore, had no operating expense reimbursement revenue for the three months ended September 30, 2011.

Property Operating Expenses

Property operating expenses were approximately $0.1 million for the three months ended September 30, 2012. These costs primarily relate to the costs associated with maintaining our property including real estate taxes, utilities, repairs, maintenance and property management fees incurred from our Service Provider. These costs were partially offset by the absorption of $44,000 of property operating expenses by the Advisor during the three months ended September 30, 2012. We did not own any properties and therefore, had no property operating expenses for the three months ended September 30, 2011.

Operating Fees to Affiliates

Our affiliated Advisor and Property Manager are entitled to fees for the management of our properties. Our Property Manager elected to waive these fees for the three months ended September 30, 2012. For the three months ended September 30, 2012, we would have incurred property management fees of approximately $5,000 had these fees not been waived. There were no asset management fees incurred or forgiven by the Advisor during the three months ended September 30, 2012. We did not own any properties and therefore had no operating fees to affiliates for the three months ended September 30, 2011.

Acquisition and Transaction Related Expense

Acquisition and transaction related expense was approximately $16,000 for the three months ended September 30, 2012. These costs related to professional fees incurred resulting from our acquisition of one property for a purchase price of $21.6 million. We did not own any properties and therefore did not incur acquisition and transaction related costs for the three months ended September 30, 2011.

General and Administrative Expenses

General and administrative expenses decreased $75,000 to $14,000 for the three months ended September 30, 2012, compared to $89,000 for the three months ended September 30, 2011. General and administrative expense for the three months ended September 30, 2012 and 2011 primarily included board member compensation, directors and officers insurance costs and professional fees. These costs were partially offset by the absorption of $0.1 million of general and administrative expenses by the Advisor during the three months ended September 30, 2012.

Depreciation and Amortization Expense

Depreciation and amortization expense of $0.5 million for the three months ended September 30, 2012 related to the acquisition of one property for a purchase price of $21.6 million. The purchase price of acquired properties is allocated to tangible and identifiable intangible assets and depreciated or amortized over the estimated useful lives. We did not own any properties and therefore had no depreciation and amortization expense for the three months ended September 30, 2011.

Interest Expense

Interest expense for the three months ended September 30, 2012 was $0.3 million and primarily related to our mortgage notes payable of $16.2 million with a an effective interest rate of 5.58%, which was used to fund a portion of the purchase price of our one property. Interest expense also includes interest related to our unsecured note payable, received in June 2012, of $3.0 million, which bears interest at 8%, as well as amortization of deferred financing costs. There were no mortgage or notes payable and therefore no interest expense during the three months ended September 30, 2011.

Comparison of the Nine Months Ended September 30, 2012 to Nine Months Ended September 30, 2011

Rental Income

Rental income for the nine months ended September 30, 2012 was $0.5 million. Rental income was driven by our acquisition of one property for a purchase price of $21.6 million, representing 105,970 square feet, which was 94.7% leased as of September 30, 2012, with an annualized rental income per square foot of $15.73. We did not own any properties and therefore, had no rental income during the nine months ended September 30, 2011.

Operating Expense Reimbursements

Operating expense reimbursements were approximately $0.1 million for the nine months ended September 30, 2012. Pursuant to many of our lease agreements, tenants are required to pay their pro rata share of property operating expenses, in addition to base rent. We did not own any properties and therefore, had no operating expense reimbursement revenue for the nine months ended September 30, 2011.

Property Operating Expenses

Property operating expenses were approximately $0.1 million for the nine months ended September 30, 2012. These costs primarily relate to the costs associated with maintaining our property including real estate taxes, utilities, repairs, maintenance and property management fees incurred from our Service Provider. These costs were partially offset by the absorption of $44,000 of property operating expenses by the Advisor during the nine months ended September 30, 2012. We did not own any properties and therefore, had no property operating expenses for the nine months ended September 30, 2011.

Operating Fees to Affiliates

Our affiliated Advisor and Property Manager are entitled to fees for the management of our properties. Our Advisor and Property Manager elected to waive these fees for the nine months ended September 30, 2012. For the nine months ended September 30, 2012, we would have incurred aggregate asset management and property management fees of $14,000 had these fees not been waived. We did not own any properties and therefore had no operating fees to affiliates for the nine months ended September 30, 2011.

Acquisition and Transaction Related Expense

Acquisition and transaction related expense was $0.4 million for the nine months ended September 30, 2012. These costs related to our acquisition of one property for a purchase price of $21.6 million. There were no properties purchased and therefore no acquisition and transaction related costs for the nine months ended September 30, 2011.

General and Administrative Expenses

General and administrative expense for the nine months ended September 30, 2012 and 2011 remained relatively flat at $0.2 million. The effective date of our IPO occurred on March 17, 2011. We therefore had approximately 6.5 months of board member compensation, directors and officers insurance and professional fees during the nine months ended September 30, 2011 compared to a full nine months of expense during the nine months ended September 30, 2012. These costs were partially offset by the absorption of $0.1 million of general and administrative expenses by the Advisor during the nine months ended September 30, 2012.

Depreciation and Amortization Expense

Depreciation and amortization expense was $0.6 million for the nine months ended September 30, 2012, related to the purchase of one property for a purchase price of $21.6 million. The purchase price of acquired properties is allocated to tangible and identifiable intangible assets and depreciated or amortized over the estimated useful lives. There were no properties purchased and therefore no depreciation and amortization expense for the nine months ended September 30, 2011.

Interest Expense

Interest expense for the nine months ended September 30, 2012 was $0.4 million, primarily related to our mortgage notes payable of $16.2 million with a an effective interest rate of 5.58%, which was used to fund a portion of the purchase price of our one property. Interest expense also includes interest related to our unsecured note payable, received in June 2012, of $3.0 million, which bears interest at 8%, as well as amortization of deferred financing costs. There were no mortgage or notes payable and therefore no interest expense during the nine months ended September 30, 2011.

Cash Flows for the Nine Months Ended September 30, 2012

During the nine months ended September 30, 2012, net cash used in operating activities was $0.4 million. The level of cash flows used in or provided by operating activities is affected by the volume of acquisition activity, timing of interest payments and the amount of borrowings outstanding during the period, as well as the receipt of scheduled rent payments. Cash flows used in operating activities during the nine months ended September 30, 2012 included $0.4 million of acquisition and transaction costs. Cash outflows included a net loss adjusted for non-cash items of $0.5 million (net loss of $1.2 million adjusted for depreciation and amortization of tangible and intangible real estate assets, amortization of deferred financing costs and share based compensation of $0.7 million) as well as an increase in prepaid expenses and other assets of $0.2 million primarily due to prepaid property and directors and officers insurance, rent receivables and unbilled rent receivables recorded in accordance with straight-line basis accounting. These cash outflows were partially offset by an increase of $0.3 million in accounts payable and accrued expenses mainly due to interest payable related to mortgage and notes payable and accrued property operating expenses, as well as an increase in deferred rent and other liabilities of $42,000 due to the timing of the receipt of rental payments.

Net cash used in investing activities of $5.2 million during nine months ended September 30, 2012 primarily related to the acquisition of one property with a purchase price of $21.6 million, which was financed at acquisition with a $16.2 million mortgage notes payable. We assumed $0.2 million of other liabilities in connection with this acquisition related to tenant deposits and improvements.

Net cash provided by financing activities of $6.6 million during the nine months ended September 30, 2012, related to proceeds from the issuance of common stock of $4.1 million, proceeds from notes payable of $3.0 million and $0.7 million in funding from affiliates, net. These inflows were partially offset by payments related to offering costs of $0.6 million, payments for financing costs of $0.3 million, an increase in restricted cash of $0.2 million and distribution payments of $46,000.

Cash Flows for the Nine Months Ended September 30, 2011

During the nine months ended September 30, 2011, net cash used in operating activities was $0.1 million, primarily due to a net loss of $0.2 million, partially offset by an increase of $0.1 million in accounts payable and accrued expenses.

Net cash provided by financing activities of $0.1 million during nine months ended September 30, 2012 primarily related to $1.1 million in funding from affiliates, partially offset by payments relating to offering costs of $1.0 million.

Liquidity and Capital Resources

In March 2012, we had raised proceeds sufficient to break escrow in connection with our IPO. We received and accepted aggregate subscriptions in excess of the $2.0 million minimum and issued shares of common stock to our initial investors who were simultaneously admitted as stockholders. We purchased our first property and commenced our real estate operations in June 2012. As of September 30, 2012, we owned one property with a base purchase price of $21.6 million.

Our principal demands for funds will continue to be for property acquisitions, either directly or through investment interests, for the payment of operating expenses, distributions to our stockholders, and for the payment of principal and interest on our outstanding indebtedness. Generally, capital needs for property acquisitions will be met through net proceeds received from the sale of common stock through our ongoing IPO, as well as proceeds from secured financings. We may also from time to time enter into other agreements with third parties whereby third parties will make equity investments in specific properties or groups of properties that we acquire. Expenditures other than property acquisitions are expected to be met from a combination of the proceeds from the sale of common stock and cash flows from operations.

We expect to meet our future short-term operating liquidity requirements through a combination of net cash provided by our current property operations, the operations of properties to be acquired in the future and proceeds from the sale of common stock. Management expects that in the future, as our portfolio matures, our properties will generate sufficient cash flows to cover operating expenses and the payment of our monthly distribution. Other potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from public and private offerings and undistributed funds from operations.

We expect to continue to raise capital through the sale of our common stock and to utilize the net proceeds from the sale of our common stock and proceeds from secured financings to complete future property acquisitions. As of September 30, 2012, we had 0.5 million shares of common stock outstanding, including unvested restricted stock and shares issues under the DRIP, and had received total proceeds from these issuances of $4.4 million. Proceeds from our IPO will be applied to the investment in properties and the payment or reimbursement of selling commissions and other fees and expenses related to our IPO. We will experience a relative increase in liquidity as we receive additional subscriptions for shares and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our properties or the payment of distributions.

We expect to use debt financing as a source of capital. Under our charter, the maximum amount of our total indebtedness shall not exceed 300% of our total “net assets” (as defined by the North American Securities Administrators Association (“NASAA”) Statement of Policy Regarding Real Estate Investment Trusts, ("NASAA REIT Guidelines") as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. Upon the acquisition of Liberty Crossing on June 8, 2012, we exceeded the 300% limit. The majority of independent directors authorized and affirmed a waiver of any excess in our aggregate borrowing limit due to the temporary nature of the excess in that we intend to repay the short-term debt incurred in connection with the acquisition on or before the debt matures in December 2013. This charter limitation, however, does not apply to individual real estate assets or investments. In addition, it is currently our intention to limit our aggregate borrowings to approximately 50% of the aggregate fair market value of our assets (calculated after the close of our IPO and once we have invested substantially all the proceeds of our IPO), unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for borrowing such a greater amount. This limitation, however, will not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that the cost of investment for such asset will be substantially similar to its fair market value, which will enable us to satisfy our requirements under the NASAA REIT Guidelines. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits. As of September 30, 2012, our secured debt leverage ratio (secured mortgage note payable divided by the base purchase price of acquired real estate investments) approximated 75.1%.

Our board of directors has adopted a share repurchase plan that enables our stockholders to sell their shares to us under limited circumstances. At the time a stockholder requests a repurchase, we may, subject to certain conditions, redeem the shares presented for repurchase for cash to the extent we have sufficient funds available to fund such purchase. As of September 30, 2012, we did not receive any repurchase requests or repurchase any of our securities.

As of September 30, 2012, we had cash of approximately $1.0 million. We expect cash flows from operations and the sale of common stock, as well as proceeds from secured financings, to be used primarily to invest in additional real estate, pay debt service, pay operating expenses and pay stockholder distributions.

Acquisitions

Our Advisor, with the assistance of its Service Provider, evaluates potential acquisitions of real estate and real estate related assets and engages in negotiations with sellers and borrowers on our behalf. Investors should be aware that after a purchase contract is executed that contains specific terms the property will not be purchased until the successful completion of due diligence and negotiation of final binding agreements. During this period, we may decide to temporarily invest any unused proceeds from common stock offerings in certain investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, has promulgated a measure known as funds from operations ("FFO"), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to net income or loss as determined under accounting principles generally accepted in the United States of America ("GAAP").

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Additionally, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indicators exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated undiscounted future cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and modified funds from operations ("MFFO"), as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start up entities also may experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. As disclosed in the prospectus for our IPO (the “Prospectus”), we will use the proceeds raised in our IPO to acquire properties, and intend to begin the process of achieving a liquidity event (i.e., listing of our common stock on a national exchange, a merger or sale or another similar transaction) within three to six years of the completion of our IPO. Thus, we will not continuously purchase assets and will have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association (“IPA”), an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our IPO has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our IPO and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our IPO has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on our operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. While we are responsible for managing interest rate, hedge and foreign exchange risk, we do retain an outside consultant to review all our hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such non-recurring gains and losses in calculating MFFO, as such gains and losses are not reflective of ongoing operations.

Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses, amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us, and therefore such funds will not be available to distribute to investors. All paid and accrued acquisition fees and expenses negatively impact our operating performance during the period in which properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Therefore, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired. MFFO that excludes such costs and expenses would only be comparable to that of non-listed REITs that have completed their acquisition activities and have similar operating characteristics as us. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view gains and losses from dispositions of assets as non-recurring items and we view fair value adjustments of derivatives as items which are unrealized and may not ultimately be realized. We view both gains and losses from dispositions of assets and fair value adjustments of derivatives as items which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. As disclosed elsewhere in the Prospectus, the purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make distributions to investors. Acquisition fees and expenses will not be reimbursed by our Advisor if there are no further proceeds from the sale of shares in our IPO, and therefore such fees and expenses will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.

Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. For example, acquisition costs are funded from the proceeds of our IPO and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with GAAP measurements as an indication of our performance. MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value and there is no net asset value determination during our offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after our offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO or MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

The below table reflects the items deducted or added to net loss in our calculation of FFO and MFFO for the period presented.

Three Months Ended
(In thousands)	September 30, 2012
Net loss (in accordance with GAAP)	$(431)
Depreciation and amortization	455
FFO	24
Acquisition fees and expenses (1)	16
Amortization of above or below market leases and liabilities (2)	8
Straight-line rent (3)	(11)
MFFO	$37

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(1)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our Advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.

(2)	Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.

(3)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.

Distributions

On September 19, 2011, our board of directors authorized, and we declared, a distribution rate, which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.0017534247 per day. The distributions began to accrue on June 8, 2012, the date of our initial property acquisition. The distributions are payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.

The amount of distributions payable to our stockholders is determined by our board of directors and is dependent on a number of factors, including funds available for distribution, financial condition, capital expenditure requirements, as applicable, requirements of Maryland law and annual distribution requirements needed to qualify and maintain our status as a REIT under the Code. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured. Our Advisor may also defer, suspend and/or waive fees and expense reimbursements if we have not generated sufficient cash flow from our operations and other sources to fund distributions. Additionally, our organizational documents permit us to pay distributions from unlimited amounts of any source, and we may use sources other than operating cash flows to fund distributions, including proceeds from our IPO, which may reduce the amount of capital we ultimately invest in properties or other permitted investments, and negatively impact the value of your investment.

During the three months ended September 30, 2012, distributions paid to common stockholders totaled $50,000, inclusive of $4,000 of distributions issued under the DRIP. Distribution payments are dependent on the availability of funds. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

The following table shows the sources for the payment of distributions to common stockholders:

	Three Months Ended
	September 30, 2012
(In thousands)		Percentage of Distributions
Distributions:
Distributions paid in cash	$46
Distributions reinvested	4
Total distributions	$50

Source of distribution coverage:
Cash flows provided by operations (1)	$46	92.0%
Proceeds from issuance of common stock	—	—%
Common stock issued under the DRIP / offering proceeds	4	8.0%
Proceeds from financings	—	—%
Total source of distribution coverage	$50	100.0%

Cash flows provided by operations (GAAP basis)	$85
Net loss (in accordance with GAAP)	$(431)

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(1) Cash flows provided by operations for the three months ended September 30, 2012 include acquisition and transaction related expenses of $16,000.

The following table compares cumulative distributions paid to cumulative net loss (in accordance with GAAP) for the period from July 29, 2010 (date of inception) through September 30, 2012:

For the Period from July 29, 2010 (date of inception) to
(In thousands)	September 30, 2012
Distributions paid:
Common stockholders in cash	$46
Common stockholders pursuant to DRIP/offering proceeds	4
Total distributions paid	$50

Reconciliation of net loss:
Revenues	$630
Acquisition and transaction-related	(387)
Depreciation and amortization	(633)
Other operating expenses	(687)
Other non-operating expenses	(438)
Net loss (in accordance with GAAP) (1)	$(1,515)

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(1) Net loss as defined by GAAP includes the non-cash impact of depreciation and amortization expense as well as costs incurred relating to acquisitions and related transactions.

Loan Obligations

The payment terms of our loan obligations require interest amounts payable monthly with all unpaid principal and interest due at maturity. Our loan agreements stipulate that we comply with specific reporting covenants. As of September 30, 2012, we were in compliance with the debt covenants under our loan agreements.

Our Advisor may, with approval from our independent board of directors, seek to borrow short-term capital that, combined with secured mortgage financing, exceeds our targeted leverage ratio. Such short-term borrowings may be obtained from third-parties on a case-by-case basis as acquisition opportunities present themselves simultaneous with our capital raising efforts. We view the use of short-term borrowings as an efficient and accretive means of acquiring real estate in advance of raising equity capital. Accordingly, we can take advantage of buying opportunities as we expand our fund raising activities. As additional equity capital is obtained, these short-term borrowings will be repaid.

Contractual Obligations

The following is a summary of our contractual obligations as of September 30, 2012:

		October 1, 2012 to December 31, 2012	Years Ended December 31,
(In thousands)	Total		2013-2014	2015-2016	Thereafter
Principal Payments Due:
Mortgage notes payable	$16,200	$—	$16,200	$—	$—
Note payable	3,000	—	3,000	—	—
	$19,200	$—	$19,200	$—	$—
Interest Payments Due:
Mortgage notes payable	$1,109	$225	$884	$—	$—
Note payable	165	61	104	—	—
	$1,274	$286	$988	$—	$—

Election as a REIT

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, effective for our taxable year ending December 31, 2012. We believe that, commencing with such taxable year, we are organized and operate in such a manner as to qualify for taxation as a REIT under the Code. We intend to continue to operate in such a manner to qualify for taxation as a REIT, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. If we continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, and so long as we distribute at least 90% of our REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

Inflation

We may be adversely impacted by inflation on any leases that do not contain indexed escalation provisions. In addition, we may be required to pay costs for maintenance and operation of properties which may adversely impact our results of operations due to potential increases in costs and operating expenses resulting from inflation.

Related-Party Transactions and Agreements

We have entered into agreements with affiliates of our Sponsor, whereby we pay certain fees or reimbursements to our Advisor or its affiliates in connection with acquisition and financing activities, sales of common stock under our IPO, asset and property management services and reimbursement of operating and offering related costs. See Note 9 — Related Party Transactions and Arrangements to our financial statements included in this report for a discussion of the various related party transactions, agreements and fees.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or interest rates. Our long-term debt, which consists of a secured financing and unsecured note payable, bears interest at variable and fixed rates. Our interest rate risk management objectives are to limit the impact of interest rate changes in earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars, and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We would not hold or issue these derivative contracts for trading or speculative purposes. We do not have any foreign operations and thus we are not exposed to foreign currency fluctuations.

As of September 30, 2012, our debt included a fixed-rate note payable, with a carrying value and fair value of $3.0 million. Changes in market interest rates on our fixed-rate debt impacts the fair value, but it has no impact on interest incurred or cash flow. For instance, if interest rates rise 100 basis points and our fixed rate debt balance remains constant, we expect the fair value of our obligation to decrease, the same way the price of a bond declines as interest rates rise. The sensitivity analysis related to our fixed–rate debt assumes an immediate 100 basis point move in interest rates from their September 30, 2012 levels, with all other variables held constant. A 100 basis point increase in market interest rates would result in a decrease in the fair value of our fixed-rate debt by approximately $30,000. A 100 basis point decrease in market interest rates would result in an increase in the fair value of our fixed-rate debt by approximately $30,000.

At September 30, 2012, our debt included a variable-rate secured mortgage note payable with a carrying value and fair value of $16.2 million. Interest rate volatility associated with this variable-rate mortgage debt effects interest expense incurred and cash flow. The sensitivity analysis related to our variable-rate debt assumes an immediate 100 basis point move in interest rates from their September 30, 2012 levels, with all other variables held constant. A 100 basis point increase or decrease in variable interest rates on our variable-rate mortgage note payable would increase or decrease our interest expense by $0.2 million annually.

These amounts were determined by considering the impact of hypothetical interest rates changes on our borrowing costs, and, assuming no other changes in our capital structure.

As the information presented above includes only those exposures that existed as of September 30, 2012, it does not consider exposures or positions arising after that date. The information represented herein has limited predictive value. Future actual realized gains or losses with respect to interest rate fluctuations will depend on cumulative exposures, hedging strategies employed and the magnitude of the fluctuations.

Item 4. Controls and Procedures.

In accordance with Rules 13a-15(b) and 15d-15(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report on Form 10-Q and determined that the disclosure controls and procedures are effective.

No change occurred in our internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) during the three months ended September 30, 2012 that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

PART II — OTHER INFORMATION

Item 1. Legal Proceedings.

As of the end of the period covered by this Quarterly Report on Form 10-Q, we are not a party to, and none of our properties are subject to, any material pending legal proceedings.

Item 1A. Risk Factors.

There have been no material changes to the potential risks and uncertainties presented in the section entitled "Risk Factors," contained in the Prospectus, as supplemented, and included in our Registration Statement (File No. 333-169355), as amended from time to time, except for the following:

Distributions paid from sources other than our cash flows from operations, particularly from proceeds of our IPO, will result in us having fewer funds available for the acquisition of properties and other real estate-related investments and may dilute your interests in us, which may adversely affect our ability to fund future distributions with cash flows from operations and may adversely affect your overall return.

We began to pay distributions in July 2012. Our cash flows provided by operations were $85,000 for the three months ended September 30, 2012. During the three months ended September 30, 2012, we paid distributions of $50,000, of which $46,000, or 92.0%, was funded from cash flows from operations and $4,000, or 8.0%, was funded from proceeds from common stock issued under the DRIP. However, we may in the future pay distributions from sources other than from our cash flows from operations.

Until we acquire additional properties or other real estate-related investments, we may not generate sufficient cash flows from operations to pay distributions. Our inability to acquire additional properties or other real estate-related investments may result in a lower return on your investment than you expect. If we have not generated sufficient cash flows from our operations and other sources, such as from borrowings, the sale of additional securities, advances from our Advisor, and our Advisor's deferral, suspension or waiver of its fees and expense reimbursements, to fund distributions, we may use the proceeds from our IPO. Moreover, our board of directors may change our distribution policy, in its sole discretion, at any time. Distributions made from offering proceeds are a return of capital to stockholders, from which we will have already paid offering expenses in connection with our IPO. We have not established any limit on the amount of proceeds from our IPO that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any; or (3) jeopardize our ability to qualify as a REIT.

If we fund distributions from the proceeds of our IPO, we will have less funds available for acquiring properties or other real estate-related investments. As a result, the return you realize on your investment may be reduced. Funding distributions from borrowings could restrict the amount we can borrow for investments, which may affect our profitability. Funding distributions with the sale of assets or the proceeds of our IPO may affect our ability to generate cash flows. Funding distributions from the sale of additional securities could dilute your interest in us if we sell shares of our common stock or securities convertible or exercisable into shares of our common stock to third-party investors. Payment of distributions from the mentioned sources could restrict our ability to generate sufficient cash flows from operations, affect our profitability or affect the distributions payable to you upon a liquidity event, any or all of which may have an adverse effect on your investment.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds of Registered Securities.

We did not sell any equity securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act") during the nine months ended September 30, 2012.

On March 17, 2011, we commenced our IPO on a “reasonable best efforts” basis of up to 150.0 million shares of common stock, $0.01 par value per share, at a price of $10.00 per share, subject to certain volume and other discounts, pursuant to the Registration Statement filed with the SEC under the Securities Act of 1933, as amended. The Registration Statement also covers up to 25.0 million shares available pursuant to a DRIP under which our common stockholders may elect to have their distributions reinvested in additional shares of our common stock. As of September 30, 2012, we have issued 0.5 million shares of our common stock, including unvested restricted shares and shares issued pursuant to the DRIP, and had received total proceeds from these issuances of $4.4 million.

Table of Contents

The following table reflects the offering costs associated with the issuance of common stock.

Nine Months Ended
(in thousands)	September 30, 2012
Selling commissions and dealer manager fees	$192
Other offering costs	1,700
Total offering costs	$1,892

The Dealer Manager reallowed the selling commissions and a portion of the dealer manager fees to participating broker-dealers. The following table details the selling commissions incurred and reallowed related to the sale of shares of common stock.

Nine Months Ended
(in thousands)	September 30, 2012
Total commissions paid to the Dealer Manager	$192
Less:
Commissions to participating brokers	(131)
Reallowance to participating broker dealers	(13)
Net to the Dealer Manager	$48

The Advisor elected to cap cumulative offering costs incurred by the Company, net of unpaid amounts, to 15% of gross common stock proceeds during the offering period. As of September 30, 2012, cumulative offering costs in connection with the issuance and distribution of our registered securities were $5.6 million. Cumulative offering costs, net of unpaid amounts, were less than the 15% threshold at September 30, 2012.

Cumulative offering costs incurred included $3.1 million from our Advisor and Dealer Manager. Cumulative offering costs exceeded gross proceeds by $1.2 million at September 30, 2012 due to the on-going nature of our offering process and that many expenses were incurred before the offering commenced.

We expect to use substantially all of the net proceeds from our IPO to primarily acquire existing anchored, stabilized core retail properties, including power centers, lifestyle centers, large formatted centers with a grocery store component (with a purchase price in excess of $20.0 million) and other need-based shopping centers which are located in the United States and at least 80% leased at the time of acquisition. All such properties may be acquired and operated by us alone or jointly with another party. We may also originate or acquire first mortgage loans secured by real estate. As of September 30, 2012, we owned one property with a purchase price of $21.6 million, excluding acquisition costs.

During the nine months ended September 30, 2012, we did not receive any repurchase requests or repurchase any of our securities.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None.

Item 6. Exhibits.

The exhibits listed on the Exhibit Index (following the signatures section of this report) are included, or incorporated by reference, in this Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN REALTY CAPITAL — RETAIL CENTERS OF AMERICA, INC.
By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

By:	/s/ Brian S. Block
Brian S. Block
Executive Vice President, Chief Financial Officer (Principal Financial Officer)

Dated: November 13, 2012

EXHIBITS INDEX

The following exhibits are included, or incorporated by reference, in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description
10.17 *	Purchase and Sale Agreement, dated as of September 10, 2012, by and between BB Fonds International 1 USA, L.P. and American Realty Capital IV, LLC
10.18 *	Third Amendment to the Advisory Agreement, between American Realty Capital - Retail Centers of America, Inc. and American Realty Capital Retail Advisor, LLC
31.1 *	Certification of the Principal Executive Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2 *	Certification of the Principal Financial Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32 *	Written statements of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101 *	XBRL (eXtensible Business Reporting Language). The following materials from American Realty Capital — Retail Centers of America, Inc.'s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2012, formatted in XBRL: (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations and Comprehensive Loss, (iii) the Consolidated Statement of Changes in Stockholders' Deficit, (iv) the Consolidated Statements of Cash Flows and (v) the Notes to the Consolidated Financial Statements. As provided in Rule 406T of Regulation S-T, this information in furnished and not filed for purpose of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934

_____________________________

* Filed herewith